Exhibit 99
Management's Discussion and Analysis

Kerr-McGee/Oryx Merger

         On February 26, 1999, the merger between Kerr-McGee and Oryx was completed. Oryx was a worldwide independent oil and gas exploration and production company. Its operations have been merged into and reported with Kerr-McGee's exploration and production segment. All references to the "company" refer to the merged entity.

         Under the merger agreement, each outstanding share of Oryx common stock was effectively converted into the right to receive 0.369 shares of newly issued Kerr-McGee common stock. The merger qualified as a tax-free exchange to Oryx's shareholders and has been accounted for as a pooling of interests. Accordingly, results of operations, financial position and cash flows for all prior periods have been restated to reflect the combined company as though it had always been in existence.

         The merger was announced in October 1998. This merger was one of several transactions during 1998 that are discussed below.

Other 1998 Transactions

         In January 1998, Kerr-McGee announced its intent to focus on two core businesses, the exploration and production of oil and gas and the production and marketing of titanium dioxide pigment. Several major transactions were part of this strategic plan.

         The company also announced its intent to exit the coal business in January 1998. The divestiture of the coal operations was completed in July 1998 for approximately $600 million cash and resulted in an after-tax gain of $257 million. The company also disposed of its ammonium perchlorate operation in the first half of 1998 in a $39 million cash sale. The gain on the sale was immaterial.

         Titanium dioxide pigment annual production capacity was expanded by approximately 55% with the acquisition of an 80% interest in the Bayer AG (Bayer) European pigment business. The company has the option to acquire the remaining 20% after March 31, 2001. The $97 million cash transaction was effective March 31, 1998.

         Oil and gas production and exploratory prospects expanded with the purchase of the United Kingdom oil and gas assets of Gulf Canada Resources Limited (Gulf Canada) for $422 million. This transaction was effective March 31, 1998, and increased the company's North Sea reserves by 23% compared with year-end 1997.

Operating Environment and Outlook

         Based on proven reserves at December 31, 1998, Kerr-McGee is one of the largest independent, non-integrated oil and gas exploration and production companies based in the United States. In connection with the merger, the company's management has implemented action plans to achieve synergies that should result in pre-tax benefits of $100 million annually.

         Oil prices in the first five months of 1999 rose from year end 1998 prices, their lowest level since 1985 to peak at more than $19 per barrel on the New York Mercantile Exchange. Prices were in a low range of less than $10 per barrel to $14 per barrel for approximately 20 months through March 1999 due primarily to the Asian and South American economic downturn coupled with an untimely expansion of OPEC oil supply. Crude oil inventories declined in the early months of 1999, which indicated world oil consumption was higher than production. Effective April 1, 1999, OPEC took steps to reduce supplies, and the market reacted with higher pricing. Management recognizes that supply restraint by OPEC and a few larger non-OPEC producers remains a risk to commodity pricing but believes prices should stabilize in the $15 to $18 range.

         In early 1999, gas markets in the United States experienced weakened pricing due to a warm winter and high storage volumes. Management believes the severe downturn in drilling on the shallow Gulf of Mexico shelf and onshore United States has already reduced gas deliverability. This lack of investment, the long startup time required for deepwater projects and increasing demand for natural gas in environmentally friendly power generation has contributed to higher prices in mid-1999 and should support them over the longer term.

         The company expanded its titanium dioxide pigment capacity by approximately 55% in 1998. Pigment prices for 1998 increased due to economic growth, mainly in North America and Europe, rising about 14% in the domestic market and slightly higher in certain international markets. Management believes that pigment consumption will remain flat in 1999, which is likely to equate to a flat pricing structure. To maximize profits, the company is focused on optimizing manufacturing processes to reduce costs.

Results of Consolidated Operations

         Net income (loss) and per-share amounts for each of the three years in the period ended December 31, 1998, were as follows:

(Millions of dollars,
 except per-share amounts)                          1998        1997      1996
--------------------------                          --------------------------

Net income (loss)                                    $(68)      $382      $414
Income (loss) from continuing operations
     excluding special items                          (24)       343       369
Net income (loss) per share -
     Net income (loss) -
             Basic                                   (.78)      4.40      4.70
             Diluted                                 (.78)      4.38      4.68
     Income (loss) from continuing operations
         excluding special items -
             Basic                                   (.28)      3.95      4.19
             Diluted                                 (.28)      3.93      4.17


         Net income (loss) was impacted by a number of special items in each of the years. In 1998, special items related primarily to impairment write-downs reflecting the current market value of certain of the company's oil and gas producing fields and certain chemical facilities. Other 1998 special items were principally nonoperating and reduced net income by $22 million. In 1997, special items were also principally nonoperating and increased net income by $8 million. The 1996 special items resulted in a charge to net income of $11 million and were both operating and nonoperating. These special items affect comparability between the periods and are shown on an after-tax basis in the following table, which reconciles income (loss) from continuing operations excluding special items to net income (loss):

(Millions of dollars)                            1998        1997         1996
---------------------                            ----        ----         ----

Income(loss) from continuing
     operations excluding
     special items                               $(24)       $343         $369
                                                 ----        ----         ----
Special items, net of
     income taxes -
         Asset impairment                        (299)          -          (16)
         Equity affiliate's full-cost
              ceiling writedown                   (27)          -            -
         Net provision for environmental
              reclamation and remediation
              of inactive sites                   (26)        (13)         (28)
         Restructuring                            (25)         (1)          (7)
         Pending/settled litigation                 -          (1)         (21)
         Settlement of prior years'
              income taxes                         41           -            -
         Settlements with
              insurance carriers                    8           8           44
         Effect of United Kingdom tax-
              rate change                           8           -            -
         Gains on the sale of
              equity securities                     -          12           15
         Gains on the sale of
              nonstrategic oil and
              gas properties                        1           2            7
         Other, net                                (2)          1           (5)
                                                 ----        ----         ----
              Total                              (321)          8          (11)
                                                 ----        ----         ----

Income from discontinued operations,
     net of income taxes                          277          33           56
Extraordinary charge, net of income
     taxes                                          -          (2)           -
                                                 ----        ----         ----

Net income (loss)                                $(68)       $382         $414
                                                 ====        ====         ====


         The company sold its coal operations in 1998, resulting in an after-tax gain of $257 million. All amounts related to coal are shown in the Consolidated Statement of Income as discontinued operations.

         In 1997, the company recognized an extraordinary loss of $2 million (net of $1 million of income taxes) from the write-off of unamortized debt issuance costs. These costs related to a $500 million credit facility that was replaced with a five-year, $500 million revolving credit agreement.

         Income (loss) from continuing operations excluding special items for 1998 declined $367 million from 1997. This primarily resulted from a $535 million decline in exploration and production operating profit excluding special items, which was partially offset by a $31 million increase in chemical results. In 1997, income from continuing operations excluding special items decreased $26 million from the prior year, due primarily to declines of 15% and 7% in operating profit excluding special items of exploration and production and chemical, respectively.

         Operating profit excluding special items was $177 million, $681 million and $789 million for 1998, 1997 and 1996, respectively. The merger of certain of the company's North American onshore properties into Devon Energy Corporation (Devon) was effective December 31, 1996, and affects the comparability of 1997 and 1996 operating profit. The company's investment in Devon is accounted for using the equity method, and related results are not included in operating profit in 1998 and 1997 (see Note 4). In May 1999, Devon announced that it had signed a definitive agreement to merge with PennzEnergy Company. The merger is subject to stockholder approval by both companies, various regulatory approvals and other customary closing conditions. Upon successful completion of the merger, the company's investment in Devon will no longer be accounted for using the equity method.

         Sales from continuing operations were $2.2 billion in 1998, $2.6 billion in 1997 and $2.7 billion in 1996. Declines in 1998 average sales prices for oil and natural gas, of 32% and 13%, respectively, and natural gas volume decreases were partially offset by increased sales volumes and prices for titanium dioxide pigment. The volume decreases in natural gas sales were primarily the result of damages to and repair times for pipeline systems, hurricane downtimes and normal production declines. Volume increases in titanium dioxide sales relate to the purchase of an 80% interest in Bayer's European pigment operations and the expansion of the pigment facility in Hamilton, Mississippi. Sales for 1997 were less than the prior year due to lower crude oil prices and volumes, lower natural gas volumes and lower average prices for titanium dioxide pigment. Oil and gas volumes declined primarily due to the merger of certain North American onshore properties into Devon, divestitures of nonstrategic properties and significantly lower sales of natural gas purchased from third parties. Partially offsetting these declines were higher prices for natural gas and increased pigment volumes.

         Costs and operating expenses were $1.1 billion, $1 billion and $1.1 billion for 1998, 1997 and 1996, respectively. The 1998 amount was higher than the prior year principally due to costs of the new European pigment operations and higher per-unit costs at the domestic pigment and synthetic rutile facilities. This was offset by the absence of costs of natural gas purchased for resale. Costs and operating expenses for 1997 were lower than the prior year, primarily due to the absence of certain North American onshore and divested oil and gas properties and significantly lower volumes of natural gas purchased for resale, partially offset by higher production costs for pigment.

         Following are general and administrative expenses for 1998, 1997 and 1996:

(Millions of dollars)                             1998        1997        1996
---------------------                             ----        ----        ----

General and administrative expenses
     excluding special items                      $204        $194        $186
                                                  ----        ----        ----

Special items -
     Net provision for environmental
         reclamation and remediation
         of inactive sites                          41          20          43
     Restructuring                                  36           2          10
     Pending/settled litigation                      -           2          29
     Other, net                                     (3)          3           9
                                                  ----        ----        ----
              Total                                 74          27          91
                                                  ----        ----        ----

General and administrative expenses               $278        $221        $277
                                                  ====        ====        ====

         The increase in 1998 vs. 1997 general and administrative expenses primarily resulted from additional costs related to the company's European pigment operations, which were acquired in March 31, 1998. Net provisions for environmental reclamation and remediation of inactive sites primarily represent additional provisions established for the removal of low-level radioactive materials from the company's inactive facility and offsite areas in West Chicago, Illinois. Restructuring charges are for a 1998 voluntary severance program for the former domestic operations, the work process review and organizational restructuring of several groups, the 1996-1997 relocation of part of the exploration and production unit to Houston, Texas, and severance associated with the divestiture program and the Devon merger.

         Asset impairments totaled $446 million in 1998 and $25 million in 1996 (see Note 10). Of the 1998 amount, $389 million was for writedowns associated with certain oil and gas fields located in the North Sea, China and United States. Asset impairment of $57 million was also recognized for certain chemical facilities in Idaho and Alabama. The impairments were recorded because these assets were no longer expected to recover their net book values through future cash flows. The 1996 asset impairment related principally to certain oil and gas exploration and production properties in the Gulf of Mexico.

         Exploration costs for 1998, 1997 and 1996 were $215 million, $139 million and $122 million, respectively. The 1998 increase was the result of higher dry hole costs in the Gulf of Mexico, Kazakhstan, Thailand and onshore United States, higher undeveloped leasehold amortization in the Gulf of Mexico, higher geophysical expenses related to the Gulf of Mexico and higher district expense in China, the North Sea and Gulf of Mexico, partially offset by lower dry hole costs in China. Increased Gulf of Mexico leasehold amortization, geophysical expenses and lease rentals were the primary reason for the 1997 increase over the prior year. In addition, dry hole expenses were higher in China and Algeria, which were partially offset by lower dry hole costs in the North Sea.

         Taxes, other than income taxes, were $53 million in 1998, $103 million in 1997 and $111 million in 1996. The 1998 decline was due to lower severance taxes, a direct result of lower oil and gas prices. The decline in 1997 from 1996 was primarily due to the absence of certain merged onshore North American properties, which resulted in a decrease in proprietary oil and gas production volumes.

         Interest and debt expense totaled $157 million in 1998, $141 million in 1997 and $145 million in 1996. Borrowings increased in 1998 due to the acquisitions of European chemical operations and North Sea oil and gas assets partially offset by the proceeds from the sale of the coal assets. Decreased debt was the principal reason for the lower 1997 expense, compared with the prior year.

         Other income was as follows for each of the years in the three-year period ended December 31, 1998:

(Millions of dollars)                              1998       1997        1996
---------------------                              ----       ----        ----

Other income excluding special items                $36        $43        $  9
                                                    ---        ---        ----

Special items -
     Interest income from settlement of
         prior years' income taxes                   19          -           -
     Settlements with insurance carriers             12         12          67
     Equity affiliate's full-cost
         ceiling writedown                          (27)         -           -
     Gains on the sale of nonstrategic
         oil and gas properties                       2          2          11
     Gains on sales of equity securities              -         18          23
     Other, net                                       1          7           -
                                                    ---        ---        ----
         Total                                        7         39         101
                                                    ---        ---        ----

Other income                                        $43        $82        $110
                                                    ===        ===        ====

         Lower equity earnings from unconsolidated affiliates were the primary reason for the decline in 1998 other income excluding special items, compared with the prior year. Equity earnings from the Devon investment were impacted by lower oil and gas prices and decreased $14 million for 1998, compared with 1997. In 1997, equity earnings from Devon of $23 million contributed to higher other income, as compared with 1996. In addition, the company recorded $2 million in foreign currency exchange losses in 1997, compared with a $15 million loss in the prior year.

Segment Operations

         Operating profit (loss) from each of the company's segments is summarized in the following table:

(Millions of dollars)                         1998        1997         1996
---------------------                         ----        ----         ----

Operating profit excluding
     special items -
         Exploration and production          $  62        $597         $699
         Chemicals                             115          84           90
                                             -----        ----         ----

              Total                            177         681          789
Special items                                 (482)         (5)         (37)
                                             -----        ----         ----

Operating profit (loss)                      $(305)       $676         $752
                                             =====        ====         ====


Exploration and Production

         Exploration  and  production   sales,   operating   profit  (loss)  and
production and sales statistics are shown in the following table:

(Millions of dollars,
 except per-unit amounts)                     1998         1997          1996
-------------------------                    ------       ------        ------

Sales                                        $1,267       $1,845        $2,048
                                             ======       ======        ======

Operating profit excluding
     special items                           $   62       $  597        $  699
Special items                                  (423)          (2)          (32)
                                             ------       ------        ------

Operating profit (loss)                      $ (361)      $  595        $  667
                                             ======       ======        ======

Net proprietary crude oil and
     condensate produced
     (thousands of barrels per day)             172          172           177
Average price of crude oil sold
     (per barrel)                            $12.52       $18.32        $19.18
Proprietary natural gas sold
     (MMCF per day)                             584          685           781
Average price of natural gas sold
     (per MCF)                               $ 2.12       $ 2.43        $ 2.10


         Asset impairment for certain oil and gas fields in the North Sea, China and United States totaled $389 million in 1998 and is reflected in special items. Also, in 1998 a $34 million restructuring reserve is shown as a special item. This amount was provided primarily for a voluntary severance program for former Oryx domestic operations. Special items in 1997 consisted primarily of additional costs for the segment's restructuring and relocation to Houston, Texas. The 1996 special items were $22 million for asset impairment and $10 million for restructuring, due to the December 1996 merger of certain North American onshore properties into Devon and the announcement of the relocation of certain exploration and production personnel to Houston, Texas.

Chemicals

         Chemical sales and operating profit are shown in the following table:

(Millions of dollars)                        1998         1997           1996
---------------------                        ----         ----           ----

Sales                                        $933         $760           $692
                                             ====         ====           ====

Operating profit excluding
     special items                           $115         $ 84           $ 90
Special items                                 (59)          (3)            (5)
                                             ----         ----           ----

Operating profit                             $ 56         $ 81           $ 85
                                             ====         ====           ====


         Asset impairment totaled $57 million for noncore chemical assets in Alabama and Idaho in 1998 and is included in special items. In addition, $2 million of severance charges were recorded as special items in 1998. Special items in 1997 were primarily for the write-off of obsolete equipment. The 1996 amount was for impairment and shutdown costs for a crosstie-treating facility and the elimination of a product line at a specialty plant.

         Titanium dioxide pigment prices increased throughout 1998. This improvement in pricing, along with the company's acquisition of 80% of the 104,000 net metric-ton-per-year European pigment operations from Bayer and a full year's production from the 27,000 metric-ton-per-year expansion of the company's Hamilton, Mississippi, plant were the primary reasons for the $173 million increase in chemical sales. These sales increases were partially offset by higher per-unit costs for pigment, synthetic rutile and certain electrolytic products, resulting in a $31 million increase in operating profit excluding special items. The increase in 1997 sales, compared with 1996, was due to increased titanium dioxide pigment and ammonium perchlorate sales volumes. Partially offsetting these increases were lower average pigment prices. Although prices strengthened considerably in the last half of 1997, average prices received over the year were less than those received in 1996. The higher 1997 pigment volumes resulted from the completion of the expansion at the Hamilton, Mississippi, plant and a full year's production from the 1996 expansion in Western Australia.

Financial Condition

(Millions of dollars)                         1998          1997           1996
---------------------                        -----         -----          -----

Current ratio                                  0.8           1.0            1.2
Total debt                                  $2,250        $1,766         $1,849
Total debt less cash                         2,129         1,574          1,719
Stockholders' equity                        $1,346        $1,558         $1,279
Net debt to total capitalization                61%          50%             57%
Floating-rate debt to total debt                33           15              31


Cash Flow

         Net cash provided by operating activities was $385 million in 1998, compared with $1.1 billion in 1997 and $1.2 billion in 1996.

         The decrease in 1998 resulted primarily from the net loss and increased working capital and other changes that used cash from operating activities. Net cash provided by operating activities was reduced by taxes paid related to the sale of the discontinued coal operations of $115 million.

         The decrease in 1997 net cash provided by operating activities, compared with 1996, resulted primarily from lower net income, lower noncash charges, higher cash environmental expenditures and lower deferred income taxes. Cash flow provided by operating activities in 1997 was also adversely affected by the company's merger of certain of its North American onshore oil and gas properties into Devon, since undistributed earnings from equity affiliates represent a noncash item.

         In 1998, proceeds of approximately $600 million were received from the sale of the company's discontinued coal operations, $150 million from the sale of the ammonium perchlorate operations and marginal exploration and production properties and $20 million from other investing activities. These sources of cash from investing activities and net proceeds from debt issuances of $481 million were used for capital expenditures of $981 million, acquisitions of the Gulf Canada North Sea assets and the European titanium dioxide pigment facilities totaling $518 million and dry hole costs of $92 million.

         In both 1997 and 1996, cash provided by operating activities was supplemented by other sources of cash that were used primarily to reduce debt and purchase the company's common stock (see Note 14). In 1997, cash available increased $21 million from the sale of equity securities, $17 million from the sale of nonstrategic and marginal exploration and production properties, $17 million from the sale of other assets and $21 million related to insurance settlements. During 1996, the company received cash proceeds of $57 million from the divestiture of nonstrategic, marginal and other exploration and production properties; $43 million related to insurance settlements; $29 million from the sale of equity securities; $13 million from the sale of the remaining refining and marketing assets; and $11 million from the sale of other assets, including the company's West Virginia coal mining operation.

         The company's Board of Directors authorized a stock purchase program in 1998. A total of 580,000 shares ($25 million) was purchased before the program was cancelled because of the company's merger. The 1995 stock purchase program was completed in August 1997 with expenditures of $60 million in 1997, $195 million in 1996 and $45 million in 1995. A total of 4,829,000 shares was purchased through this program.

         On January 14, 1997, the company's Board of Directors approved an increase in the quarterly dividend payable April 1, 1997, to $.45 per share from $.41 per share.

Liquidity

         At year-end 1998, total debt outstanding was $2.3 billion. The percentage of net debt to total capitalization was 61% at December 31, 1998, 50% at December 31, 1997, and 57% at year-end 1996. The higher percentage at year-end 1998 resulted from the increase in borrowings due to the acquisitions of the Gulf Canada United Kingdom assets and the European pigment operations, and capital expenditures that totaled more than the cash proceeds from the sales of the coal operations. The improvement in the 1997 percentage was the direct result of repayment of debt, which more than offset the effect of the stock purchase program on total capitalization.

         In connection with the merger, ratings agencies reviewed the company's debt ratings. The new ratings are "BBB+," "Baa1" and "BBB" for senior unsecured debt. See Note 8 for a discussion of the company's debt at year-end 1998.

         The company has the borrowing capacity to meet its needs and provide for its commercial paper program and general liquidity. In April 1999, the company increased its shelf registration with the Securities and Exchange Commission to offer up to $1 billion of debt securities, preferred stock, common stock or warrants.

         The company and/or its subsidiaries also have several revolving credit agreements. At year-end 1998, $598 million was outstanding under revolving credit facilities, which bear interest at varying rates. At December 31, 1998, the company had unused lines of credit and revolving credit agreements totaling $708 million. Of this amount, $345 million and $90 million could be used to support the commercial paper borrowings of Kerr-McGee Credit LLC and Kerr-McGee Oil (U.K.) PLC respectively, both wholly owned subsidiaries.

         On February 26, 1999, the date of the merger, the company signed two new revolving credit facilities replacing $75 million of a Kerr-McGee Oil (U.K.) PLC revolving credit facility and Oryx's $500 million, five-year revolving credit facility entered into October 20, 1997. The two new agreements consist of a three-year, $500 million facility and a 364-day, $250 million facility. Initially, one-third of the borrowings under each of the agreements can be made in British pound sterling, euros or other local European currencies. Interest for each of the revolving credit facilities is payable at varying rates.

         During 1998, the company and/or its subsidiaries entered into two other revolving credit agreements. One of the company's wholly owned U.K. subsidiaries, Kerr-McGee Resources Limited, entered into a $76 million revolving credit agreement, of which $71 million was outstanding at year-end. This agreement permits borrowings through May 15, 2003. Another facility entered into during 1998 allows for the European operations to borrow up to 500 million Belgian francs (approximately $14 million). This facility is renewable annually. At December 31, 1998, an amount equal to $8 million was outstanding under this arrangement. Interest is payable at varying rates for both of these facilities.

         At December 31, 1998, the company classified $400 million of its short-term obligations as long-term debt. Final settlement of these obligations, consisting of revolving credit borrowings and commercial paper, is not expected to occur in 1999. The company has the intent and the ability, as evidenced by committed credit arrangements, to refinance this debt on a long-term basis. The company's practice has been to continually refinance its commercial paper, while maintaining levels believed to be appropriate.

         The company finances capital expenditures through internally generated funds and various borrowings. Cash capital expenditures were $981 million in 1998, $836 million in 1997 and $875 million in 1996, a total of $2.7 billion. During this same three-year period, $3.1 billion of net cash was provided by operating activities (exclusive of working capital and other changes), which exceeded cash capital expenditures and dividends paid during the periods by approximately $124 million.

         Management anticipates that 1999 cash capital requirements, currently estimated at $545 million, and the capital expenditures programs for the next several years can continue to be provided through internally generated funds and selective borrowings.

Market Risks

         The company is exposed to a variety of market risks, including the effects of movements in foreign currency exchange rates, interest rates and certain commodity prices. The company addresses its risks through a controlled program of risk management that includes the use of derivative financial instruments. The company does not hold or issue derivative financial instruments for trading purposes. See Notes 1 and 16 for additional discussions of the company's financial instruments and hedging activities.

Foreign Currency Exchange

         The U.S. dollar is the functional currency for the company's international operations, except for its European chemical operations. It is the company's intent to hedge a portion of its monetary assets and liabilities denominated in foreign currencies. Periodically, the company purchases foreign currency forward contracts to provide funds for operating and capital expenditure requirements that will be denominated in foreign currencies, primarily Australian dollars and British pound sterling. These contracts generally have durations of less than three years. The company also enters into forward contracts to hedge the sale of various foreign currencies, principally generated from accounts receivable for titanium dioxide pigment sales denominated in foreign currencies. These contracts are principally for European currencies and generally have durations of less than a year. Since these contracts qualify as hedges and correlate to currency movements, any gains or losses resulting from exchange rate changes are deferred and recognized as adjustments of the hedged transaction when it is settled in cash.

         Following are the notional amounts at the contract exchange rates, weighted-average contractual exchange rates and estimated fair value by contract maturity for open contracts at year-end 1998 and 1997 to purchase (sell) foreign currencies. All amounts are U.S. dollar equivalents.



(Millions of dollars,                         Notional         Weighted-Average          Estimated
except average contract rate)                   Amount            Contract Rate         Fair Value

Open contracts at
     December 31, 1998 -
         Maturing in 1999 -
              Australian dollar                  $56                  .7117                  $48
              German mark                         (1)                1.6745                   (1)
              British pound sterling              41                 1.6355                   42
         Maturing in 2000 -
              Australian dollar                   21                  .6145                   21

Open contracts at
     December 31, 1997 -
         Maturing in 1998 -
              Australian dollar                   63                  .7507                   55
              British pound sterling              49                 1.6147                   50
              German mark                         (3)                1.7721                   (3)
              British pound sterling              (1)                 .6137                   (1)
              Belgian franc                       (1)               36.0382                   (1)
         Maturing in 1999 -
              Australian dollar                   39                  .7377                   35


Interest Rates

         The company's exposure to changes in interest rates relates primarily to long-term debt obligations. The company has participated in various interest rate hedging arrangements to help manage the floating-rate portion of part of its debt. At December 31, 1998, all interest rate hedging contracts had expired. At December 31, 1997, the company was a party to interest rate hedging agreements having notional amounts of $500 million, of which $250 million represented interest rate caps (caps) and $250 million represented interest rate swaps (swaps). The company's exposure to changes in LIBOR was reduced due to the offsetting terms of the caps and swaps (see Note 16).

         The table below presents principal amounts and related weighted-average interest rates by maturity date for the company's long-term debt obligations outstanding at year-end 1998. All borrowings are in U.S. dollars.



                                                                                       There-                     Fair Value
(Millions of dollars)           1999       2000      2001       2002        2003        after        Total          12/31/98
----------------------------------------------------------------------------------------------------------------------------

Fixed-rate debt -
     Principal amount           $235        $26      $175       $ 35        $116         $910       $1,497        $1,648
     Weighted-average
         Interest rate          9.56%      8.43%     9.81%      8.86%       8.04%        7.49%        8.17%

Variable-rate debt -
     Principal amount              -        $65      $129       $452         $71            -         $717          $717
     Weighted-average
         Interest rate             -       5.43%     6.33%      5.94%       5.58%           -         5.92%

         At December 31, 1997, long-term debt included fixed-rate debt of $1,509 million (fair value - $1,681 million) with a weighted-average interest rate of 8.18% and $232 million variable-rate debt, which approximated fair value, with a weighted-average interest rate of 6.39%.

Commodity Prices

         The company periodically uses commodity futures and option contracts to hedge a portion of its crude oil and natural gas sales and natural gas purchased for operations in order to minimize the price risks associated with the production and marketing of crude oil and natural gas. Since the contracts qualify as hedges and correlated to price movements of crude oil and natural gas, any gain or loss from these contracts is deferred and recognized as part of the hedged transaction.

         At December 31, 1998, the company had open crude oil collar contracts to hedge approximately 4% of its estimated 1999 worldwide crude oil sales volumes at an average floor price of $15.85 per barrel and an average ceiling price of $17.35 per barrel. Approximately 21% of its estimated 1999 worldwide natural gas sales volumes were hedged using collar arrangements at an average floor price of $2.29 per MMBtu and an average ceiling price of $2.47 per MMBtu. The aggregate carrying value of these contracts at December 31, 1998, was $7 million, and the aggregate fair value, based on quotes from brokers, was approximately $22 million.

Environmental Matters

         The company's operations are subject to various environmental laws and regulations. Under these laws, the company is or may be required to remove or mitigate the effects on the environment of the disposal or release of certain chemical, petroleum or low-level radioactive substances at various sites, including sites that have been designated Superfund sites by the U.S. Environmental Protection Agency (EPA) pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), as amended. At December 31, 1998, the company had received notices that it has been named a potentially responsible party (PRP) with respect to 17 existing EPA Superfund sites that require remediation and may share liability at certain of these sites. In addition, the company and/or its subsidiaries have executed consent orders, operate under a license or have reached agreements to perform or have performed remediation or remedial investigations and feasibility studies on sites not included as EPA Superfund sites.

         The company does not consider the number of sites for which it has been named a PRP to be a relevant measure of liability. The company is uncertain as to its involvement in many of the sites because of continually changing environmental laws and regulations; the nature of the company's businesses; the large number of other PRPs; the present state of the law, which imposes joint and several liability on all PRPs under CERCLA; and pending legal proceedings. Therefore, the company is unable to reliably estimate the potential liability and the timing of future expenditures that may arise from many of these environmental sites. Reserves have been established for the remediation and reclamation of active and inactive sites where it is probable that future costs will be incurred and the liability is estimable. In 1998, $91 million was added to the reserve for active and inactive sites. At December 31, 1998, the company's reserve for these sites totaled $240 million. In addition, at year-end 1998, the company had a reserve of $219 million for the future costs of the abandonment and removal of offshore well and production facilities at the end of their productive lives. In the Consolidated Balance Sheet, $376 million of the total reserve is classified as a deferred credit, and the remaining $83 million is included in current liabilities.

         Expenditures for the environmental protection and cleanup of existing sites for each of the last three years and for the three-year period ended December 31, 1998, are as follows:

(Millions of dollars)                 1998        1997        1996        Total
                                      ----        ----        ----        -----

Charges to environmental
     reserves                         $109        $ 96         $59         $264
Capital expenditures                    24          17          15           56
Recurring expenses                      13          20          19           52
                                      ----        ----         ---         ----
         Total                        $146        $133         $93         $372
                                      ====        ====         ===         ====


         The company has not recorded in the financial statements potential reimbursements from governmental agencies or other third parties (see Notes 9 and 13). The following table reflects the company's portion of the known estimated costs of investigation and/or remediation that is probable and estimable. The table includes all EPA Superfund sites where the company has been notified it is a PRP under CERCLA and other sites for which the company believes it had some ongoing financial involvement in investigation and/or remediation at year-end 1998.



                                                                                Total Known             Total         Total Number
                                                                                 Estimated          Expenditures    of Identifiable
                                                                                   Cost             Through 1998          PRPs
                                                                                   ----             ------------          ----
Location of Site                   State of Investigation/Remediation                 Millions of dollars
----------------                   ----------------------------------                 -------------------
EPA Superfund sites
     Milwaukee, Wis.               Executed consent decree to
                                   remediate the site of a former
                                   wood-treating facility. Awaiting
                                   approval of proposed remedy;
                                   installed and operating a
                                   free-product recovery system.                     $ 15                 $  7                3

     West Chicago, Ill.,           Began cleanup of a portion of one
     two sites outside             site in 1995, and cleanup of the
     the facility                  second site began in 1997 (see
                                   Note 9).                                            58                   50                1

     Chicago, Ill., and            Various stages of investigation/                    44                   32              359
     13 sites individually         remediation                                       ----                 ----             ----
     not material                                                                     117                   89              363
                                                                                     ----                 ----             ----


Non-EPA Superfund sites
under consent order,
license or agreement
     West Chicago, Ill.,           Reached agreement with the City
     facility                      of West Chicago.  Decommissioning
                                   is in progress under State of
                                   Illinois supervision while awaiting
                                   state license amendment (see Note 9).
                                   Began shipments to a permanent
                                   disposal facility in 1994.                         385                  225

     Cleveland/Cushing,            Began cleanup in 1996.                              63                   47
                                                                                     ----                 ----
     Okla.
                                                                                      448                  272
                                                                                     ----                 ----

Non-EPA Superfund sites
individually not material                                                             224                  188
                                                                                     ----                 ----

Total for all sites                                                                  $789                 $549
                                                                                     ====                 ====




         Management believes adequate reserves have been provided for environmental and all other known contingencies. However, it is possible that additional reserves could be required in the future due to the previously noted uncertainties.

Year 2000 Readiness

         In 1996, the company established a formal Year 2000 Program (Program) to assess and correct Year 2000 problems. The Program is organized into two major areas: Business Systems and Facilities Integrity. Business Systems include replacement and upgrade of computer hardware and software, including major business applications such as purchasing, inventory, engineering, financial, human resources, etc. Facilities Integrity encompasses telecommunications, plant process controls, instrumentation and embedded chip systems as well as an assessment of third-party Year 2000 readiness. The Program is generally divided into the following phases:

- Identification, evaluation and prioritization of systems that need to be modified or replaced.
-        Remediation work to modify existing systems or install new systems.
-        Testing and validation of the systems and applications.
-        Contingency planning.

         An integral part of the Program is communication with third parties to assess the extent and status of their Year 2000 efforts. Formal communications have been initiated with critical suppliers to determine whether their operations and/or the products and services provided to the company will be Year 2000 ready. In addition, the company has contacted key customers and partners requesting information regarding their Year 2000 readiness. The company continues to evaluate responses and make additional inquiries as needed.

         The company is also developing contingency plans to address potential failure of critical systems and/or critical suppliers. These plans may include items such as activating manual systems, placing operations on standby and other procedures to accommodate significant disruptions that could be caused by system failures. When appropriate, alternative providers are being identified in the event that certain critical suppliers are unable to provide an acceptable level of service to the company. Contingency plans that address business critical areas are expected to be completed by the end of the 1999 third quarter.

         As of December 31, 1998, approximately 95% of the work on Business Systems for the merged company had been completed. Many of the Business Systems projects were undertaken to improve business functionality and not solely to address Year 2000 issues. These activities are anticipated to be completed by the end of the 1999 third quarter.

         Approximately 70% of the planned work on Facilities Integrity has also been completed, including additional activities resulting from the merger. Critical activities are expected to be completed by the end of the third quarter of 1999. However, some ongoing work in areas of contingency planning, third party communications, auditing and year-end communication response planning is expected to continue through the end of 1999.

         Program expenditures total approximately $45 million from inception through December 31, 1998, which included $19 million spent during 1998. The total cost to achieve Year 2000 readiness is estimated to be $52 million for the entire Program, which is not material to the company's consolidated results of operations, financial position or cash flows. Program expenditures are provided through internally generated funds and selective borrowings.

         The failure to correct a critical system that is adversely affected by Year 2000 could result in disruption of some aspects of the company's normal business activities or operations. Such failures could have a material adverse effect on the company's results of operations and cash flows in a particular quarter or annual period. Management believes that the Program is comprehensive and reduces Year 2000 risks associated with internal systems to a manageable level. Regardless of management's efforts to assess and verify internal readiness, there can be no assurance that all outside entities with which the company does business will be Year 2000 compliant. Failure by a third party to remediate Year 2000 issues in a timely manner could have a material adverse effect on the company's results of operations and cash flows in a particular quarter or annual period. Failure of a critical operating or safety system, or the failure of a key third-party supplier, partner or customer, are believed to be the most reasonably likely worst-case scenarios that could impact the company.

New Accounting Standards

         In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Amounts capitalized or expensed by the company for internal-use software projects are not expected to differ materially as a result of the SOP, since the prescribed accounting treatment is fairly consistent with the company's current accounting policy. The effect of the SOP is to be recognized prospectively and is effective for 1999 financial statements.

         SOP No. 98-5, "Reporting on the Costs of Start-Up Activities" was issued in April 1998. It requires that costs related to start-up activities, including organization costs, be expensed as incurred. The SOP was adopted in the first quarter of 1999, and the company recognized approximately $6 million
($4 million after income taxes) as the cumulative effect of the change in accounting principle. These costs were carried as deferred charges at year-end 1998.

         In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative and Hedging Activities." The statement requires recording all derivative instruments as assets or liabilities, measured at fair value. The standard is effective for fiscal years beginning after June 15, 1999. An exposure draft was issued in May 1999 to defer the effective date to fiscal years beginning after June 15, 2000. The company is currently evaluating the impact the standard will have on income from continuing operations; however, management believes it will not be material due to the limited amount of hedging activity in which the company currently engages.

Cautionary Statement Concerning Forward-Looking Statements

         The company has made certain forward-looking statements in this report, which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the company's management. Forward-looking statements are not guarantees of performance. Among the factors that could cause actual results to differ materially are crude oil and natural gas prices; chemicals prices and competitive conditions affecting supply and demand for the company's chemical products; potential failure to achieve expected production from existing and future oil and gas development projects; potential disruption or interruption of the company's production or manufacturing facilities due to accidents or political events; the potential liability for remedial actions under existing or future environmental regulations; and potential liability resulting from pending or future litigation. In addition, such statements could be affected by general domestic and international economic and political conditions.

         Certain information in the Year 2000 Readiness section is forward-looking. The Year 2000 Program and the dates on which the company believes it will be completed are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources, third-party modification plans and other factors. However, there can be no assurance that there will not be a delay in, or increased costs associated with, the implementation of the Year 2000 Program.

         Forward-looking statements include information concerning possible or assumed future results and may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Responsibility for Financial Reporting

         The company's management is responsible for the integrity and objectivity of the financial data contained in the financial statements. These financial statements have been prepared in conformity with generally accepted accounting principles appropriate under the circumstances and, where necessary, reflect informed judgments and estimates of the effects of certain events and transactions based on currently available information at the date the financial statements were prepared.

         The company's management depends on the company's system of internal accounting controls to assure itself of the reliability of the financial statements. The internal control system is designed to provide reasonable assurance, at appropriate cost, that assets are safeguarded and transactions are executed in accordance with management's authorizations and are recorded properly to permit the preparation of financial statements in accordance with generally accepted accounting principles. Periodic reviews are made of internal controls by the company's staff of internal auditors, and corrective action is taken if needed.

         The Board of Directors reviews and monitors financial statements through its audit committee, which is composed solely of directors who are not officers or employees of the company. The audit committee meets regularly with the independent public accountants, internal auditors and management to review internal accounting controls, auditing and financial reporting matters.

         The independent public accountants are engaged to provide an objective and independent review of the company's financial statements and to express an opinion thereon. Their audits are conducted in accordance with generally accepted auditing standards, and their report is included below.


Report of Independent Public Accountants

To the Stockholders and Board of Directors of Kerr-McGee Corporation:

         We have audited the accompanying consolidated balance sheet of Kerr-McGee Corporation (a Delaware corporation) and subsidiary companies as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Oryx Energy Company, which was merged into the company during 1999 in a transaction accounted for as a pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of Kerr-McGee Corporation and reflect total assets and total revenues of 36 percent and 37 percent in 1998, respectively, total assets and total revenues of 39 percent and 47 percent in 1997, respectively, and total revenues of 43 percent in 1996, of the related consolidated totals, after restatement to reflect certain adjustments as set forth in
Note 24. The financial statements of Oryx Energy Company prior to those adjustments were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Oryx Energy Company, is based solely on the report of the other auditors.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

         In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Kerr-McGee Corporation and subsidiary companies as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.



Oklahoma City, Oklahoma,
      February 26, 1999

                                                 ARTHUR ANDERSEN LLP



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors, Oryx Energy Company:

         In our opinion, the consolidated balance sheets of Oryx Energy Company and its Subsidiaries and the related consolidated statements of income, cash flows and changes in shareholders' equity (not presented separately herein) present fairly, in all material respects, the consolidated financial position of Oryx Energy Company and its Subsidiaries as of December 31, 1998 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP
Dallas, Texas
February 26, 1999



Consolidated Statement of Income

(Millions of dollars,
 except per-share amounts)                                         1998             1997              1996
--------------------------                                        ------           ------            ------

Sales                                                             $2,200           $2,605            $2,740
                                                                  ------           ------            ------
Costs and Expenses
     Costs and operating expenses                                  1,053            1,003             1,053
     General and administrative expenses                             278              221               277
     Depreciation and depletion                                      561              545               534
     Asset impairment                                                446                -                25
     Exploration, including dry holes and
         amortization of undeveloped leases                          215              139               122
     Taxes, other than income taxes                                   53              103               111
     Interest and debt expense                                       157              141               145
                                                                  ------           ------            ------
              Total Costs and Expenses                             2,763            2,152             2,267
                                                                  ------           ------            ------
                                                                    (563)             453               473
Other Income                                                          43               82               110
                                                                  ------           ------            ------

Income (Loss) from Continuing Operations
     before Income Taxes and Extraordinary Charge                   (520)             535               583
Provision (Benefit) for Income Taxes                                (175)             184               225
                                                                  ------           ------            ------
Income (Loss) from Continuing Operations
     Before Extraordinary Charge                                    (345)             351               358
Income from Discontinued Operations,
     net of taxes of $156 in 1998,
     $12 in 1997 and $18 in 1996                                     277               33                56
                                                                  ------           ------            ------
Income (Loss) before Extraordinary Charge                            (68)             384               414
Extraordinary Charge, net of taxes of $1                               -               (2)                -
                                                                  ------           ------            ------
Net Income (Loss)                                                 $  (68)          $  382            $  414
                                                                  ======           ======            ======


Net Income (Loss) per Common Share
     Basic -
         Continuing operations                                    $(3.98)          $ 4.04            $ 4.07
         Discontinued operations                                    3.20              .38               .63
         Extraordinary charge                                          -             (.02)                -
                                                                  ------           ------            ------
              Net income (loss)                                   $ (.78)          $ 4.40            $ 4.70
                                                                  ======           ======            ======
     Diluted -
         Continuing operations                                    $(3.98)          $ 4.02            $ 4.05
         Discontinued operations                                    3.20              .38               .63
         Extraordinary charge                                          -             (.02)                -
                                                                  ------           ------            ------
              Net income (loss)                                   $ (.78)          $ 4.38            $ 4.68
                                                                  ======           ======            ======



The accompanying notes are an integral part of this statement.




Consolidated Statement of Comprehensive Income and Stockholders' Equity


                                                                                 Accumulated
                                                         Capital in                    Other                Deferred          Total
                                   Comprehensive Common   Excess of  Retained  Comprehensive  Treasury  Compensation  Stockholders'
(Millions of dollars)                     Income  Stock   Par Value  Earnings  Income (Loss)     Stock     and Other         Equity
-----------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1995                         $92      $1,217      $103        $  2        $(111)      $(179)            $1,124
     Net income                             $414    -           -       414           -            -           -                414
     Unrealized gain on
         securities, net of
         $5 income tax                         9    -           -         -           9            -           -                  9
     Realized gains on
         securities, net of
         $8 income tax                       (15)   -           -         -         (15)           -           -                (15)
     Appreciation of securities
         donated, net of $5
         income tax                           (8)   -           -         -          (8)           -           -                 (8)
     Shares issued                             -    1          24         -           -            -           -                 25
     Shares acquired                           -    -           -         -           -         (195)          -               (195)
     Dividends declared
         ($1.64 per share)                     -    -           -       (81)          -            -           -                (81)
     Other                                     -    -           -         -           -            -           6                  6
                                            ----  ----------------------------------------------------------------------------------
              Total                         $400
                                            ====

Balance December 31, 1996                          93       1,241       436         (12)        (306)       (173)             1,279
     Net income                             $382    -           -       382           -            -           -                382
     Unrealized gain on
         securities, net of
         $1 income tax                         2    -           -         -           2            -           -                  2
     Realized gains on
         securities, net of
         $6 income tax                       (12)   -           -         -         (12)           -           -                (12)
     Appreciation of securities
         donated, net of $1
         income tax                           (2)   -           -         -          (2)           -           -                 (2)

     Minimum pension liability
         adjustment                           (5)   -           -         -          (5)           -           -                 (5)
     Shares issued                             -    -          33         -           -            -           -                 33
     Shares acquired                           -    -           -         -           -          (57)          -                (57)
     Dividends declared
         ($1.80 per share)                     -    -           -       (86)          -            -           -                (86)
     Other                                     -    -           -        (1)          -            -          25                 24
                                            ----  ----------------------------------------------------------------------------------
              Total                         $365
                                            ====

Balance December 31, 1997                          93       1,274       731         (29)        (363)       (148)             1,558
     Net loss                               $(68)   -           -       (68)          -            -           -                (68)
     Foreign currency
         translation adjustment               (5)   -           -         -          (5)           -           -                 (5)
     Minimum pension liability
         adjustment                           (2)   -           -         -          (2)           -           -                 (2)
     Shares issued                             -    -           8         -           -            -           -                  8
     Shares acquired                           -    -           -         -           -          (25)          -                (25)
     Dividends declared
         ($1.80 per share)                     -    -           -       (86)          -            -           -                (86)
     Effect of equity affiliate's
         merger                                -    -           -       (51)          -            -           -                (51)
     Other                                     -    -           -         1           -            -          16                 17
                                            ----- ----------------------------------------------------------------------------------
              Total                         $(75)
                                            =====

Balance December 31, 1998                         $93      $1,282      $527        $(36)       $(388)      $(132)            $1,346
                                                  =================================================================================


The accompanying notes are an integral part of this statement.



Consolidated Balance Sheet

(Millions of dollars)                                                            1998              1997
---------------------                                                          ------            ------
ASSETS
Current Assets
     Cash                                                                      $  121            $  192
     Accounts receivable, net of allowance for doubtful
         accounts of $5 in both 1998 and 1997                                     389               501
     Inventories                                                                  247               175
     Deposits, prepaid expenses and other                                         120                58
                                                                               ------            ------
              Total Current Assets                                                877               926
Investments
     Equity affiliates                                                            170               277
     Other assets                                                                  87                63
Property, Plant and Equipment - Net                                             4,153             3,919
Deferred Charges                                                                  164               154
                                                                               ------            ------
                  Total Assets                                                 $5,451            $5,339
                                                                               ======            ======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
     Accounts payable                                                          $  385            $  368
     Short-term borrowings                                                         36                25
     Long-term debt due within one year                                           236                 5
     Taxes on income                                                               48               109
     Taxes, other than income taxes                                                11                31
     Accrued liabilities                                                          334               388
                                                                               ------            ------
                  Total Current Liabilities                                     1,050               926
                                                                               ------            ------

Long-Term Debt                                                                  1,978             1,736
                                                                               ------            ------

Deferred Credits and Reserves
     Income taxes                                                                 329               329
     Other                                                                        748               790
                                                                               ------            ------
                  Total Deferred Credits and Reserves                           1,077             1,119
                                                                               ------            ------

Stockholders' Equity
     Common stock, par value $1.00 - 300,000,000 shares
         authorized, 93,378,069 shares issued in 1998 and
         93,228,091 shares issued in 1997                                          93                93
     Capital in excess of par value                                             1,282             1,274
     Preferred stock purchase rights                                                1                 1
     Retained earnings                                                            527               731
     Accumulated other comprehensive loss                                         (36)              (29)
     Common stock in treasury, at cost - 7,010,790
         shares in 1998 and 6,434,465 shares in 1997                             (388)             (363)
     Deferred compensation                                                       (133)             (149)
                                                                               ------            ------
                  Total Stockholders' Equity                                    1,346             1,558
                                                                               ------            ------

                  Total Liabilities and Stockholders' Equity                   $5,451            $5,339
                                                                               ======            ======

The "successful efforts" method of accounting for oil and gas exploration and production activities has been followed in preparing this balance sheet.

The accompanying notes are an integral part of this balance sheet.



Consolidated Statement of Cash Flows


(Millions of dollars)                                                    1998             1997              1996
---------------------                                                    ----             ----              ----

Cash Flow from Operating Activities
     Net income (loss)                                                  $ (68)          $  382            $  414
     Adjustments to reconcile to net cash
         provided by operating activities -
         Deferred income taxes                                            (98)              31                98
         Depreciation, depletion and amortization                         615              593               579
         Dry hole cost                                                    100               53                55
         Asset impairment                                                 446                -                25
         Provision for environmental reclamation
              and remediation of inactive sites                            41               20                43
         Gain on sale of coal operations,
              net of income taxes                                        (257)               -                 -
         Gain on sale of exploration and production
              properties                                                  (20)              (3)              (19)
         Realized gain on available-for-sale
              securities                                                    -              (18)              (23)
         Retirements and (gain) loss on sale of
              other assets                                                 13               (4)               (3)
         Noncash items affecting net income                                13               23                39
         Changes in current assets and liabilities
              and other, net of effects of operations
              acquired and sold -
                  (Increase) decrease in accounts
                        receivable                                        164              139               (29)
                  (Increase) decrease in inventories                      (54)              40                 5
                  (Increase) decrease in deposits
                      and prepaids                                        (92)              17                52
                  Decrease in accounts payable
                      and accrued liabilities                            (103)             (53)               (7)
                  Increase (decrease) in taxes payable                   (165)              66                23
                  Other                                                  (150)            (189)              (83)
                                                                        -----           ------            ------
                      Net cash provided by operating
                           activities                                     385            1,097             1,169
                                                                        -----           ------            ------

Cash Flow from Investing Activities
     Capital expenditures                                                (981)            (836)             (875)
     Cash dry hole cost                                                   (92)             (52)              (34)
     Acquisitions                                                        (518)               -                 -
     Proceeds from sale of discontinued
         operations                                                       599                -                13
     Proceeds from sale of chemical and
         exploration and production properties                            150               17                57
     Proceeds from sale of available-for-sale
         securities                                                         -               21                29
     Proceeds from sale of other assets                                    11               17                11
     Proceeds from sale of long-term investments                           12               13                17
     Purchase of long-term investments                                     (3)             (12)              (15)
                                                                        -----           ------            ------
                      Net cash used in investing
                           activities                                    (822)            (832)             (797)
                                                                        -----           ------            ------

Cash Flow from Financing Activities
     Issuance of long-term debt                                           563              390               245
     Issuance of common stock                                               6               28                16
     Increase (decrease) in short-term
         borrowings                                                        11              (12)              (57)
     Repayment of long-term debt                                          (93)            (464)             (275)
     Dividends paid                                                       (86)             (85)              (83)
     Treasury stock purchased                                             (25)             (60)             (195)
                                                                        -----           ------            ------
                      Net cash provided by (used in)
                           financing activities                           376             (203)             (349)
                                                                        -----           ------            ------

Effects of Exchange Rate Changes on Cash
     and Cash Equivalents                                                 (10)               -                 -
                                                                        -----           ------            ------
Net Increase in Cash and Cash Equivalents                                 (71)              62                23
Cash and Cash Equivalents at Beginning of Year                            192              130               107
                                                                        -----           ------            ------
Cash and Cash Equivalents at End of Year                                $ 121           $  192            $  130
                                                                        =====           ======            ======

The accompanying notes are an integral part of this statement.


Notes to Financial Statements


1.       The Company and Significant Accounting Policies

         Kerr-McGee is an energy and chemical company with worldwide operations. It explores for, develops, produces and markets crude oil and natural gas and its chemical operations primarily produces and markets titanium dioxide pigment. The exploration and production unit produces and explores for oil and gas in the United States, United Kingdom sector of the North Sea, Indonesia, China, Kazakhstan and Ecuador. Exploration efforts are also extended to Australia, Algeria, Brazil, Gabon, Thailand and Yemen. The chemical unit has operations in the United States, Australia, Germany and Belgium. The company also has an equity interest in Devon Energy Corporation, a publicly traded oil and gas exploration and production company (see Note 4).

         On February 26, 1999, the merger between Kerr-McGee and Oryx was completed. Oryx was a worldwide independent oil and gas exploration and production company. Under the merger agreement, each outstanding share of Oryx common stock was effectively converted into the right to receive 0.369 shares of newly issued Kerr-McGee common stock. The merger qualified as a tax-free exchange to Oryx's shareholders and has been accounted for as a pooling of interests. In the aggregate, Kerr-McGee is issuing approximately 39 million shares of Kerr-McGee common stock bringing the total shares outstanding to approximately 86 million. Kerr-McGee's consolidated financial statements have been restated for periods prior to the merger to include the operations of Oryx, adjusted to conform to Kerr-McGee's accounting policies and presentation. See
Note 24 for additional details regarding the financial information of the previously separate companies.

Basis of Presentation
         The consolidated financial statements include the accounts of all subsidiary companies that are more than 50% owned and the proportionate share of joint ventures in which the company has an undivided interest. Investments in affiliated companies that are 20% to 50% owned are carried as Investments - Equity affiliates in the Consolidated Balance Sheet at cost adjusted for equity in undistributed earnings. Except for dividends and changes in ownership interest, changes in equity for undistributed earnings are included in the Consolidated Statement of Income. All material intercompany transactions have been eliminated.

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates as additional information becomes known.

Foreign Currencies
         The U.S. dollar is considered the functional currency for each of the company's international operations, except for its European chemical operations. Foreign currency transaction gains or losses are recognized in the period incurred. The net foreign currency transaction losses in 1998 and 1997 were immaterial. The company recorded net foreign currency transaction losses of $15 million in 1996.

         The local currencies are the functional currencies for the European chemical operations. Translation adjustments resulting from translating the functional currency financial statements into U.S. dollar equivalents are reported separately in accumulated other comprehensive income (loss) in the Consolidated Statement of Comprehensive Income and Stockholders' Equity.

Net Income (Loss) per Common Share
         Basic net income (loss) per share includes no dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share is computed by dividing net income by the weighted-average number of common shares and common stock equivalents outstanding for the period.

         The weighted-average  number of shares used to compute basic net income
(loss) per share was  86,688,026 in 1998,  86,756,138 in 1997 and  88,053,257 in
1996. After adding the dilutive effect of the conversion of options to the weighted-average number of shares outstanding, the shares used to compute diluted net income per share were 87,113,906 in 1997 and 88,505,456 in 1996. There was no dilution for 1998 since the company incurred a loss from continuing operations.

         Not included in the calculation of the denominator for diluted net income per share were 494,063 and 530,667 employee stock options outstanding at year-end 1997 and 1996, respectively. The inclusion of these options would have been antidilutive since they were not "in the money" at the end of the respective years.

         The company has reserved 1,886,121 shares of common stock for issuance to the owners of its 7-1/2% Convertible Subordinated Debentures due 2014 (Debentures). The Debentures are convertible into the company's common stock at any time prior to maturity at $106.03 per share of common stock. The conversion of the Debentures was not considered for purposes of calculating income loss per share, as the impact would have been antidilutive to net income (loss) per share for the periods presented.

Cash Equivalents
         The company considers all investments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents totaling $58 million in 1998 and $133 million in 1997 were comprised of time deposits, certificates of deposit and U.S.
government securities.

Inventories
         The costs of the company's product inventories are determined by the first-in, first-out (FIFO) method. Inventory carrying values include material costs, labor and the associated indirect manufacturing expenses. Materials and supplies are valued at average cost.

Property, Plant and Equipment
         Oil and Gas - Exploration expenses, including geological and geophysical costs, rentals and exploratory dry holes, are charged against income as incurred. Costs of successful wells and related production equipment and developmental dry holes are capitalized and amortized by field using the unit-of-production method as the oil and gas are produced.

         Undeveloped acreage costs are capitalized and amortized at rates that provide full amortization on abandonment of unproductive leases. Costs of abandoned leases are charged to the accumulated amortization accounts, and costs of productive leases are transferred to the developed property accounts.

         Other - Property, plant and equipment is stated at cost less reserves for depreciation, depletion and amortization. Maintenance and repairs are expensed as incurred, except that costs of replacements or renewals that improve or extend the lives of existing properties are capitalized. Costs of nonproducing mineral acreage surrendered or otherwise disposed of are charged to expense at the time of disposition.

         Depreciation and Depletion - Property, plant and equipment is depreciated or depleted over its estimated life by the unit-of-production or the straight-line method. Capitalized exploratory drilling and development costs are amortized using the unit-of-production method based on total estimated proved developed oil and gas reserves. Amortization of producing leasehold, platform costs and acquisition costs of proved properties is based on the unit-of-production method using total estimated proved reserves. In arriving at rates under the unit-of-production method, the quantities of recoverable oil, gas and other minerals are established based on estimates made by the company's geologists and engineers.

         Retirements and Sales - The costs and related depreciation, depletion and amortization reserves are removed from the respective accounts upon retirement or sale of property, plant and equipment. The resulting gain or loss is included in other income.

         Interest Capitalized - The company capitalizes interest costs on major projects that require a considerable length of time to complete. Interest capitalized in 1998, 1997 and 1996 was $28 million, $24 million and $26 million, respectively.

Impairment of Long-Lived Assets
         Proved oil and gas properties are reviewed for impairment on a field-by-field basis when facts and circumstances indicate that their carrying amounts may not be recoverable. In performing this review, future cash flows are estimated by applying estimated future oil and gas prices to estimated future production, less estimated future expenditures to develop and produce the reserves. If the sum of these estimated future cash flows (undiscounted and without interest charges) is less than the carrying amount of the property, an impairment loss is recognized for the excess of the carrying amount over the estimated fair value of the property.

         Other assets are reviewed for impairment by asset group for which the lowest level of independent cash flows can be identified and impaired in the same manner as proved oil and gas properties.

Revenue Recognition
         Except for natural gas sales, revenue is recognized when title passes to the customer. Natural gas revenues and gas-balancing arrangements with partners in natural gas wells are recognized when the gas is produced using the entitlements method of accounting and are based on the company's net working interests. At December 31, 1998 and 1997, both the quantity and dollar amount of gas balancing arrangements were immaterial.

Lease Commitments
         The company utilizes various leased properties in its operations, principally for office space. Lease rental expense was $37 million in 1998, $39 million in 1997 and $33 million in 1996.
         The aggregate minimum annual rentals under noncancelable leases in effect on December 31, 1998, totaled $162 million, of which $21 million is due in 1999, $19 million in 2000, $64 million in the period 2001 through 2003 and $58 million thereafter.

Income Taxes
         Deferred   income   taxes  are  provided  to  reflect  the  future  tax
consequences of differences between the tax basis of assets and liabilities and their reported amounts in the financial statements.

Site Dismantlement, Reclamation and Remediation Costs
         The company provides for the estimated costs at current prices of the dismantlement and removal of oil and gas production and related facilities. Such costs are accumulated over the estimated lives of the facilities by the use of the unit-of-production method. As sites of environmental concern are identified, the company assesses the existing conditions, claims and assertions, generally related to former operations, and records an estimated undiscounted liability when environmental assessments and/or remedial efforts are probable and the associated costs can be reasonably estimated.

Employee Stock Option Plan
         The company accounts for its employee stock option plan using the intrinsic value method in accordance with Accounting Principles Board Opinion
(APB) No. 25, "Accounting for Stock Issued to Employees."

Futures, Forward and Option Contracts
         The company hedges a portion of its monetary assets, liabilities and commitments denominated in foreign currencies. Periodically, the company purchases foreign currency forward contracts to provide funds for operating and capital expenditure requirements that will be denominated in foreign currencies and sells foreign currency forward contracts to convert receivables that will be paid in foreign currencies to U.S. dollars. Since these contracts qualify as hedges and correlate to currency movements, any gain or loss resulting from market changes is offset by gains or losses on the hedged receivable, capital item or operating cost.

         In 1996, the company also entered into foreign currency forward contracts to sell various foreign currencies in anticipation of titanium dioxide pigment sales denominated in foreign currencies. These contracts were marked-to-market with the resulting gain or loss reflected in income in the period in which the change occurred. There were no open contracts at year-end 1997, and no contracts were entered into in 1998. Open contracts at year-end 1996 matured throughout 1997. Net gains and losses on these contracts in both 1997 and 1996 were immaterial.

         From time to time the company enters into arrangements to hedge the impact of price fluctuations on anticipated crude oil and natural gas sales. Gains or losses on hedging activities are recognized in oil and gas revenues in the period in which the hedged production is sold (see Note 16).

         The company periodically enters into interest rate hedging agreements to alter the floating rate portion of its underlying debt portfolio. Advance proceeds received under the agreements are included in deferred credits and are amortized as offsets to interest and debt expense over the relevant periods. The differentials paid or received during the terms of such agreements are accrued as interest rates change and are recorded as adjustments to interest and debt expense (see Note 16).

2.       Cash Flow Information

         Net cash provided by operating activities reflects cash payments for income taxes and interest as follows:

         (Millions of dollars)                         1998     1997      1996
         ---------------------                         ----     ----      ----

         Income taxes paid                             $151      $89       $78
         Interest paid                                  180      163       171

         Noncash transactions not reflected in the Consolidated Statement of Cash Flows include capital expenditures for which payment will be made in the subsequent year totaling $43 million, $19 million and $4 million at year-end 1998, 1997 and 1996, respectively; transactions during 1997 associated with the assignments of interest of certain North Sea oil and gas properties; transactions during 1996 associated with the acquisition of additional interests in the North Sea; the revaluation of certain investments to fair value and transactions affecting deferred compensation associated with the employee stock ownership plan in each of the three years (see Notes 16 and 20).

         Effective December 31, 1996, the company merged certain of its North American onshore exploration and production operations into Devon Energy Corporation (Devon) in exchange for 9,954,000 shares of Devon common stock (see (Note 4). This transaction was not reflected in the Consolidated Statement of Cash Flows due to its noncash nature.

3.       Inventories

         Major categories of inventories at year-end 1998 and 1997 are:

         (Millions of dollars)                              1998        1997
         ---------------------                              ----        ----

         Chemicals and other products                       $185        $119
         Materials and supplies                               53          48
         Crude oil                                             9           8
                                                            ----        ----

              Total                                         $247        $175
                                                            ====        ====

4.       Investments - Equity Affiliates

         At December 31, 1998 and 1997, investments in equity affiliates are as follows:

         (Millions of dollars)                              1998        1997
         ---------------------                              ----        ----

         Devon Energy Corporation                           $108        $217
         Javelina Company                                     30          32
         National Titanium Dioxide Company Limited            18          12
         Other                                                14          16
                                                            ----        ----

              Total                                         $170        $277
                                                            ====        ====

         The company holds 9,954,000 shares of Devon common stock, a publicly traded oil and gas exploration and production company, representing an ownership interest in Devon of approximately 21% and 31% at December 31, 1998 and 1997, respectively. The initial 31% investment in Devon was recorded at the carrying value of the North American onshore properties merged into Devon at December 31, 1996. The change in ownership interest resulted from Devon's merger with a third party, which was accounted for as a pooling of interests. In 1998, the carrying amount of the investment in Devon stock was adjusted for the issuance of additional common stock that resulted from the merger, and retained earnings were charged $51 million for the decrease in the company's share of Devon's net assets resulting from the merger. Devon also recorded a full cost writedown in 1998. The company's proportionate share of the writedown was $27 million. The market value of the company's investment in Devon was $305 million at December 31, 1998, based on the closing price of Devon's common stock as reported in The Wall Street Journal.

         Javelina   Company  and  National   Titanium  Dioxide  Company  Limited
represent  the  company's   investment   of  40%  and  25%,   respectively,   in
non-exploration and production joint ventures or partnerships.

         Following are financial summaries of the company's equity affiliates. Due to immateriality, investments shown as Other in the preceding table have been excluded from the information below.

         (Millions of dollars)                      1998       1997        1996
         ---------------------                      ----       ----        ----

         Results of operations -
              Net sales(1)                          $593       $570        $207
              Net income (loss)                      (41)       105          22

         Financial position -
              Current assets                         222        198
              Property, plant and
                  equipment - net                  1,334        990
              Total assets                         1,582      1,215
              Current liabilities                    170        123
              Total liabilities                      844        470
              Stockholders' equity                   738        745

         (1)Includes net sales to the company of $2 million, $26 million and $44 million for 1998, 1997 and 1996, respectively.


5.       Investments - Other Assets

         Investments in other assets consist of the following at December 31, 1998 and 1997:

         (Millions of dollars)                                1998       1997
         ---------------------                                ----       ----

         Net deferred tax asset                                $17        $22
         U.S. government obligations                            17         19
         Patents                                                 6          6
         Long-term notes receivable, net of $9
              allowance for doubtful notes in both
              1998 and 1997                                     41          5
         Equity securities                                       -          2
         Other                                                   6          9
                                                               ---        ---

                      Total                                    $87        $63
                                                               ===        ===


6.       Property, Plant and Equipment

         Fixed assets and related reserves by business segment at December 31, 1998 and 1997, are as follows:


                                                          Reserves for
                                                        Depreciation and
                                  Gross Property            Depletion            Net Property
(Millions of dollars)            1998       1997        1998       1997        1998       1997(1)
---------------------           ------     ------      ------     ------      ------     -------

Exploration and production     $ 9,359    $ 8,514      $5,837     $5,382      $3,522      $3,132
Chemicals                        1,162      1,020         588        506         574         514
Other                              130        147          73         90          57          57
Discontinued operations              -        547           -        331           -         216
                               -------    -------      ------     ------      ------      ------

         Total                 $10,651    $10,228      $6,498     $6,309      $4,153      $3,919
                               =======    =======      ======     ======      ======      ======


         (1)Includes chemical assets held for sale of $11 million.



7.       Deferred Charges

Deferred charges are as follows at year-end 1998 and 1997:

         (Millions of dollars)                               1998        1997
         ---------------------                               ----        ----

         Pension plan prepayments                            $101        $ 96
         Nonqualified pension plan deposits                    10           7
         Intangible assets                                      8          12
         Unamortized debt issue costs                           8          10
         Preoperating and startup costs                         6           8
         Amounts pending recovery from third parties            8           -
         Other                                                 23          21
                                                             ----        ----
              Total                                          $164        $154
                                                             ====        ====

8.       Debt

Lines of Credit and Short-Term Borrowings
         At year-end 1998, the company had available unused bank lines of credit and revolving credit facilities of $708 million. Of this amount, $345 million and $90 million can be used to support commercial paper borrowing arrangements of Kerr-McGee Credit LLC and Kerr-McGee Oil (U.K.) PLC, respectively.

         The company has arrangements to maintain compensating balances with certain banks that provide credit. At year-end 1998, the aggregate amount of such compensating balances was immaterial, and the company was not legally restricted from withdrawing all or a portion of such balances at any time during the year.

         Short-term borrowings at year-end 1998 consisted of commercial paper totaling $28 million (6.37% average effective interest rate) and notes payable totaling $8 million (3.63% average interest rate). Outstanding at year-end 1997 was a note payable for $25 million (5.98% interest rate).

Long-Term Debt
         The company's policy is to classify certain borrowings under revolving credit facilities and commercial paper as long-term debt since the company has the ability under certain revolving credit agreements and the intent to maintain these obligations for longer than one year. At year-end 1998 and 1997, debt totaling $400 million and $77 million, respectively, was classified as long-term consistent with this policy.

         On October 17, 1997, the company replaced a $500 million credit facility with a five-year $500 million credit facility. As a result, the company recognized an extraordinary loss of $2 million (net of $1 million of income taxes) from the write-off of unamortized debt issuance costs.

         Long-term debt consisted of the following at year-end 1998 and 1997:

(Millions of dollars)                                                  1998           1997
---------------------                                                  ----           ----

Debentures -
     7-1/2% Convertible subordinated debentures,
         $10 due annually May 15, 1999
         through 2013 and $50 due May 15, 2014                      $   200        $   200
     7.125% Debentures due October 15, 2027
         (7.01% effective rate)                                         150            150
     7% Debentures due November 1, 2011,
         net of unamortized debt discount of
         $105 in 1998 and $108 in 1997
         (14.25% effective rate)                                        145            142
     8-1/2% Sinking fund debentures due
         June 1, 2006                                                    11             22
Notes payable -
     10% Notes, $100 due June 15, 1999, and
         $150 due April 1, 2001                                         250            250
     6.625% Notes due October 15, 2007
         (6.54% effective rate)                                         150            150
     8.375% Notes due July 15, 2004                                     150            150
     8.125% Notes due October 15, 2005                                  150            150
     8% Notes due October 15, 2003                                      100            100
     9.50% Notes due November 1, 1999                                   100            100
     Variable interest rate revolving credit
         agreements  with banks (5.84%  average rate
         at December 31, 1998), $65 due March 6, 2000;
         $10 due December 4, 2001;  $135 due April 28, 2002;
         $317 due October 17, 2002 and $71 due May 15, 2003             598            193
     Medium-Term Notes (8.95% average effective
         interest rate at December 31, 1998),
         $15 due January 4, 1999; $11 due
         January 2, 2002 and $2 due February 1, 2002                     28             28
Commercial paper (6.37% average effective
         interest rate at December 31, 1998)                            119             40
Guaranteed Debt of Employee Stock Ownership
     Plan 9.61% Notes due in installments
     through January 2, 2005                                             49             51
Other                                                                    14             15
                                                                     ------         ------
                                                                      2,214          1,741
Long-term debt due within one year                                     (236)            (5)
                                                                     ------         ------
              Total                                                  $1,978         $1,736
                                                                     ======         ======


         Maturities of long-term debt due after December 31, 1998, are $236 million in 1999, $91 million in 2000, $304 million in 2001, $487 million in 2002, $187 million in 2003 and $909 million thereafter.

         Certain of the company's long-term debt agreements contain restrictive covenants, including a minimum tangible net worth requirement and a maximum total indebtedness to cash flow ratio. At December 31, 1998, the company was in compliance with its debt covenants.

         Additional information regarding the major changes in debt during the periods and unused commitments for financing is included in the Financial Condition discussion in Management's Discussion and Analysis.

9.       Contingencies

West Chicago
         In 1973, a wholly owned subsidiary, Kerr-McGee Chemical Corporation, closed the facility at West Chicago, Illinois, that processed thorium ores. Kerr-McGee Chemical Corporation now operates as Kerr-McGee Chemical LLC (Chemical). Operations resulted in some low-level radioactive contamination at the site and, in 1979, Chemical filed a plan with the Nuclear Regulatory Commission (NRC) to decommission the facility. The NRC transferred jurisdiction of this site to the State of Illinois (the State) in 1990. The following discusses the current status of various matters associated with the West Chicago site.

         Closed  Facility - In 1994,  Chemical,  the City of West  Chicago  (the
City)  and  the  State   reached   agreement   on  the  initial   phase  of  the
decommissioning plan for the closed West Chicago facility, and Chemical began shipping material from the site to a licensed permanent disposal facility.

         In February 1997, Chemical executed an agreement with the City as to the terms and conditions for completing the final phase of decommissioning work. The State indicated approval of this agreement and has issued license amendments authorizing much of the work. Chemical expects the majority of the work to be completed within five years.

         In 1992, the State enacted legislation imposing an annual storage fee equal to $2 per cubic foot of byproduct material located at the closed facility. The storage fee cannot exceed $26 million per year, and any storage fee payments must be reimbursed to Chemical as decommissioning costs are incurred. Chemical has been fully reimbursed for all storage fees paid pursuant to this legislation. In June 1997, the legislation was amended to provide that future storage fee obligations are to be offset against decommissioning costs incurred but not yet reimbursed.

         Offsite Areas - The U.S. Environmental Protection Agency (EPA) has listed four areas in the vicinity of the West Chicago facility on the National Priority List that the EPA promulgates under authority of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) and has designated Chemical as a potentially responsible party in these four areas. The EPA issued unilateral administrative orders for two of these areas (referred to as the residential areas and Reed-Keppler Park), which require Chemical to conduct removal actions to excavate contaminated soils and ship the soils elsewhere for disposal. Without waiving any of its rights or defenses, Chemical has begun the cleanup of these two sites.

         Judicial Proceedings - In December 1996, a lawsuit was filed against the company and Chemical in Illinois state court on behalf of a purported class of present and former West Chicago residents. The lawsuit seeks damages for alleged diminution in property values and the establishment of a medical monitoring fund to benefit those allegedly exposed to thorium wastes originating from the former facility. The case was removed to federal court and is being vigorously defended.

         Government Reimbursement - Pursuant to Title X of the Energy Policy Act of 1992 (Title X), the United States Department of Energy is obligated to reimburse Chemical for certain decommissioning and cleanup costs in recognition of the fact that much of the facility's production was dedicated to United States government contracts. Title X was amended in 1998 to increase the amount authorized to $140 million plus inflation adjustments. Through April 30, 1999, Chemical has been reimbursed approximately $69 million under Title X.

Other Matters

         The company's current and former operations involve management of regulated materials and are subject to various environmental laws and regulations. These laws and regulations will obligate the company to clean up various sites at which petroleum, chemicals, low-level radioactive substances or other regulated materials have been disposed of or released. Some of these sites have been designated Superfund sites by the EPA pursuant to CERCLA. The company is also a party to legal proceedings involving environmental matters pending in various courts and agencies. As of December 31, 1998, the company's estimate for the cost to investigate and/or remediate all presently identified sites of former or current operations, based on currently known facts and circumstances, totaled $240 million, which includes $168 million for the former West Chicago facility, the residential areas and Reed-Keppler Park. Reserves have been established based on this estimate. Expenditures are reduced by the amounts recovered under government programs. Expenditures from inception through December 31, 1998, totaled $549 million for currently known sites.

         In addition to the environmental issues previously discussed, the company or its subsidiaries are also a party to a number of other legal proceedings pending in various courts or agencies in which the company or a subsidiary appears as plaintiff or defendant.

         It is not possible for the company to reliably estimate the amount and timing of all future expenditures related to environmental matters because of:

-        the difficulty of estimating cleanup costs;
- the uncertainty in quantifying liability under environmental laws that impose joint and several liability on all potentially responsible parties; and
-        the continually changing nature of environmental laws and regulations.

         The company provides for costs related to contingencies when a loss is probable and the amount is reasonably estimable. Although management believes, after consultation with general counsel, that adequate reserves have been provided for all known contingencies, the ultimate cost will depend on the resolution of the above-noted uncertainties. Therefore, it is possible that additional reserves could be required in the future.

10.      Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of

Assets to Be Held and Used
         At year-end 1998, certain oil and gas fields located in the North Sea, China and the United States and two domestic chemical plants were deemed to be impaired because the assets were no longer expected to recover their net book values through future cash flows. Expectations of future cash flows were lower than those previously forecasted primarily as a result of continued weakness in crude oil, natural gas and certain chemical product prices. Downward reserve revisions were also deemed necessary for certain fields.

         The oil and gas impairment test was based on estimates of future cash flows for each field. Crude oil price estimates were $13.00 to $14.50 per barrel for 1999, increasing $.50 to $1.00 per barrel each year. Natural gas price estimates were $2.10 to $2.25 per MMBtu for 1999, increasing $.05 to $.10 per MMBtu each year. These prices, consistent with forecasts by investment bankers and industry consultants, were applied to production profiles developed by the company's engineers using proved reserves at December 31, 1998. Probable reserves and future development costs were taken into consideration when justified by actual drilling and planned additional drilling.

         The chemical impairment test was based on current prices for a variety of different products, including vanadium compounds and fertilizers manufactured at the Soda Springs, Idaho, plant and synthetic rutile manufactured at the Mobile, Alabama, plant. These prices were escalated based on current market perceptions.

         The impairment loss was determined based on the difference between the carrying value of the assets and the present value of future cash flows discounted at 10%, or market value when appropriate. The resulting impairment loss represents 10% and 9% of the carrying value of exploration and production and chemical assets, respectively, before the impairment.

         In addition, certain oil and gas fields in the Gulf of Mexico were impaired in 1996. There was no impairment loss recognized in 1997.

         Following is the impairment loss for assets held and used by segment for each of the years ended December 31, 1998 and 1996:



         (Millions of dollars)                           1998             1996
         ---------------------                           ----             ----

         Exploration and production                      $389              $22
         Chemicals                                         57                -
                                                         ----              ---

              Total                                      $446              $22
                                                         ====              ===

Assets to Be Disposed Of
         The company withdrew from the ammonium perchlorate business in 1998. The carrying value of these assets was approximately $9 million. The gain on the sale was immaterial.

         During 1997, the company's exploration and production operating unit completed a program to divest a number of crude oil and natural gas producing properties considered to be nonstrategic. Most of these properties were located onshore in the United States; however, some were located in the Gulf of Mexico, Canada and the North Sea. Net gains recognized on the sales of properties included in the divestiture program totaled $6 million in 1997 and $13 million in 1996. The divestiture program properties did not constitute a material portion of the company's oil and gas production or cash flows from operations for 1997 or 1996 or year-end 1996 oil and gas reserves.

         Certain chemical facilities were closed during 1996. A $3 million impairment loss was recognized in 1996, which reduced the carrying value of the assets to nil.

         Following are the sales and pretax income included in the Consolidated Statement of Income in each of the last three years for assets sold during the three-year period ended December 31, 1998. Any impairment loss is included in the pretax income amounts.
The company had no material assets held for disposal at year-end 1998.

         (Millions of dollars)                   1998        1997         1996
         ---------------------                   ----        ----         ----

         Sales -
              Exploration and production          $ -         $ -          $42
              Chemicals                            11          30           29
                                                  ---         ---          ---

                  Total                           $11         $30          $71
                                                  ===         ===          ===

         Income (Loss) -
              Exploration and production          $ -         $ -          $ 9
              Chemicals                             -           3           (5)
                                                  ---         ---          ---

                  Total                           $ -         $ 3          $ 4
                                                  ===         ===          ===


11.      Income Taxes

         The taxation of a company that has operations in several countries involves many complex variables, such as differing tax structures from country to country and the effect on U.S. taxation of international earnings. These complexities do not permit meaningful comparisons between the domestic and international components of income before income taxes and the provision for income taxes, and disclosures of these components do not provide reliable indicators of relationships in future periods. Income (loss) from continuing operations before income taxes and extraordinary charge is composed of the following:

         (Millions of dollars)                   1998        1997         1996
         ---------------------                   ----        ----         ----

         Domestic                               $(345)       $252         $270
         International                           (175)        283          313
                                                -----        ----         ----
              Total                             $(520)       $535         $583
                                                =====        ====         ====

         The corporate tax rate in the United Kingdom decreased to 30% from 31% effective April 1, 1999, and decreased to 31% from 33% effective April 1, 1997. The deferred income tax liability balance was adjusted to reflect the revised rates, which decreased the international deferred provision for income taxes by $10 million in 1998 and $13 million in 1997. The 1998, 1997 and 1996 provision (benefit) for income taxes is summarized below:

         (Millions of dollars)                   1998        1997         1996
         ---------------------                  -----        ----         ----

         U.S. Federal -
              Current                           $(159)       $  2         $ 34
              Deferred                             20          84           69
                                                -----        ----         ----
                                                 (139)         86          103
                                                -----        ----         ----
         International -
              Current                              18         146          105
              Deferred                            (55)        (52)          11
                                                -----        ----         ----
                                                  (37)         94          116
                                                -----        ----         ----
         State                                      1           4            6
                                                -----        ----         ----

              Total                             $(175)       $184         $225
                                                =====        ====         ====

         At December 31, 1998, the company had foreign operating loss carryforwards totaling $110 million - $9 million that expire in 2001, $19 million that expire in 2003 and $82 million that have no expiration date. Realization of these operating loss carryforwards is dependent on generating sufficient taxable income.

         The net deferred tax asset, classified as Investments - Other assets in the Consolidated Balance Sheet, represents the net deferred taxes in certain foreign jurisdictions. Although realization is not assured, the company believes it is more likely than not that all of the net deferred tax asset will be realized. Deferred tax liabilities and assets at December 31, 1998 and 1997, are composed of the following:

(Millions of dollars)                                    1998             1997
---------------------                                    ----             ----

Net deferred tax liabilities -
     Accelerated depreciation                            $593             $660
     Exploration and development                           69               59
     Undistributed earnings of
         foreign subsidiaries                              28               28
     Postretirement benefits                              (86)             (82)
     Foreign operating loss carryforward                  (28)              (4)
     Dismantlement, reclamation,
         remediation and other reserves                   (79)            (130)
     AMT credit carryfoward                               (60)             (71)
     Other                                               (108)            (131)
                                                         ----             ----
                                                          329              329
                                                         ----             ----

Net deferred tax assets -
     Accelerated depreciation                               5               13
     Foreign operating loss carryforward                  (14)             (29)
     Other                                                 (8)              (6)
                                                         ----             ----
                                                          (17)             (22)
                                                         ----             ----
              Total                                      $312             $307
                                                         ====             ====

         In the following table, the U.S. Federal income tax rate is reconciled to the company's effective tax rates for income (loss) from continuing operations as reflected in the Consolidated Statement of Income.

                                                1998         1997         1996
                                                ----         ----         ----

U.S. statutory rate                            (35.0)%       35.0%        35.0%
     Increases (decreases)resulting from -
         Taxation of foreign operations          9.6          3.9          3.0
         Adjustment of prior years'
              accruals                           (.4)         (.8)          .4
         Refunds of prior years'
              income tax                        (5.6)           -            -
         Contribution of appreciated
              equity securities                    -            -          (.8)
         Adjustment of deferred tax balances
              due to tax rate changes           (2.0)        (2.4)           -
         Other - net                             (.2)        (1.3)         1.0
                                               -----         ----         ----

                  Total                        (33.6)%       34.4%        38.6%
                                               =====         ====         ====

         The Internal Revenue Service has examined the Kerr-McGee Corporation and subsidiaries' pre-merger Federal income tax returns for all years through 1994, and the years have been closed through 1992. The Oryx income tax returns have been examined through 1995, and the years have been closed through 1978. The company believes that it has made adequate provision for income taxes that may become payable with respect to open tax years.

12.      Accrued Liabilities

         Accrued liabilities at year-end 1998 and 1997 are as follows:

         (Millions of dollars)                              1998         1997
         ---------------------                              ----         ----

         Current environmental reserves                     $ 83         $ 83
         Interest payable                                     71           72
         Drilling and operating costs                         67           94
         Employee-related costs and benefits                  59           64
         Restructuring reserve(1)                             20           12
         Other                                                34           63
                                                             ---         ----
              Total                                         $334         $388
                                                            ====         ====


         (1)See Note 19.


13.      Deferred Credits and Reserves - Other

         Other deferred credits and reserves consist of the following at year-end 1998 and 1997:

         (Millions of dollars)                                                           1998             1997
         ---------------------                                                           ----             ----

         Reserves for site dismantlement,
              reclamation and remediation                                                $376             $397
         Postretirement benefit obligations                                               269              281
         Minority interest in subsidiary companies                                         39               21
         Other                                                                             64               91
                                                                                         ----             ----

              Total                                                                      $748             $790
                                                                                         ====             ====


         The company provided for environmental reclamation and remediation of former plant sites, net of reimbursements received, during each of the years 1998, 1997 and 1996, as follows:

         (Millions of dollars)                                         1998              1997             1996
         ---------------------                                         ----              ----             ----

         Provision, net of reimbursements                               $47               $18              $45
         Reimbursements received                                         14                12               10

         The reimbursements, which pertain to the former facility in West Chicago, Illinois, were received pursuant to the Energy Policy Act of 1992 (see
Note 9).

14.      Common Stock

         Changes in common stock issued and treasury stock held for 1998, 1997 and 1996 are as follows:

(Thousands of shares)                        Common Stock       Treasury Stock

Balance December 31, 1995                          92,058                2,445
     Exercise of stock options and
         stock appreciation rights                    543                    -
     Issuance of shares for
         achievement awards                             -                   (3)
     Stock purchase program                             -                3,127
                                                   ------                -----

Balance December 31, 1996                          92,601                5,569
     Exercise of stock options and
         stock appreciation rights                    627                    -
     Issuance of shares for
         achievement awards                             -                   (2)
     Stock purchase program                             -                  867
                                                   ------                -----

Balance December 31, 1997                          93,228                6,434
     Exercise of stock options and
         stock appreciation rights                    150                    -
     Issuance of shares for
         achievement awards                             -                   (3)
     Stock purchase program                             -                  580
                                                   ------                -----

Balance December 31, 1998                          93,378                7,011
                                                   ======                =====

         The company has 40 million shares of preferred stock without par value authorized, and none is issued.

         There are 1,107,692 shares of the company's common stock registered in the name of a wholly owned subsidiary of the company. These shares are not included in the number of shares shown in the preceding table and in the Consolidated Balance Sheet. These shares are not entitled to be voted.

         In mid-1998, the Board of Directors authorized management to purchase up to $300 million of company common stock over the next three years. A total of 580,000 shares was acquired at a cost of $25 million before this stock purchase program was cancelled because of the merger with Oryx. The 1995 stock purchase program was completed in 1997 with a total of 4,829,000 shares of the company's stock acquired in open-market transactions at a cost of $300 million.

         The company has had a stockholders-rights plan since 1986. The current rights plan is dated July 6, 1996, and replaced the previous plan prior to its expiration. Rights were distributed under the original plan as a dividend at the rate of one right for each share of the company's common stock. Generally, the rights become exercisable the earlier of 10 days after a public announcement that a person or group has acquired, or a tender offer has been made for, 15% or more of the company's then-outstanding stock. If either of these events occurs, each right would entitle the holder (other than a holder owning more than 15% of the outstanding stock) to buy the number of shares of the company's common stock having a market value two times the exercise price. The exercise price is $215. Generally, the rights may be redeemed at $.01 per right until a person or group has acquired 15% or more of the company's stock. The rights expire in July 2006.

15.      Other Income

         Other income is as follows during each of the years in the three-year period ended December 31, 1998:

         (Millions of dollars)               1998          1997           1996
         ---------------------               ----          ----           ----

         Interest                             $38           $14           $ 11
         Settlements with insurance
              carriers                         12            12             67
         Gain on sale of assets                 7             6             22
         Income (loss) from
              unconsolidated affiliates       (12)           32             14
         Gain on sale of available-for-
              sale securities                   -            18             23
         Other                                 (2)            -            (27)
                                              ---           ---           ----

                  Total                       $43           $82           $110
                                              ===           ===           ====

16.      Financial Instruments and Hedging Activities

Investments in Certain Debt and Equity Securities
         The company has certain investments that are considered to be available for sale. These financial instruments are carried in the Consolidated Balance Sheet at fair value, which is based on quoted market prices, as Current Assets or as Investments - Other assets, depending upon their maturity. At December 31, 1998 and 1997, the fair value of available-for-sale securities totaled $30 million and $27 million, respectively, which approximated cost at the end of the periods. The company held no securities classified as held to maturity or trading at December 31, 1998 and 1997.

         During 1997 and 1996, the company sold available-for-sale equity securities. Proceeds from the sales totaled $21 million in 1997 and $29 million in 1996. The average cost of the securities was used in the determination of the realized gains, which totaled $18 million in 1997 and $23 million in 1996 before income taxes. Also during 1997 and 1996, the company donated a portion of its available-for-sale equity securities to Kerr-McGee Foundation Corporation, a tax-exempt entity whose purpose is to contribute to not-for-profit organizations. The fair value of these donated shares totaled $3 million in 1997 and $16 million in 1996, which included appreciation of $3 million and $13 million before income taxes, respectively.

Financial Instruments for Other than Trading Purposes
         In addition to the investments previously discussed, the company holds or issues financial instruments for other than trading purposes. At December 31, 1998 and 1997, the carrying amount and estimated fair value of such financial instruments for which fair value can be determined are as follows:


                                                    1998                           1997
                                         --------------------------     --------------------------
                                            Carrying         Fair          Carrying         Fair
(Millions of dollars)                        Amount          Value          Amount          Value

Cash and cash equivalents                      $121           $121          $192            $192
Long-term notes receivable                        9              9             5               5
Contracts to sell foreign
     currencies                                   -              2             -               8
Contracts to purchase foreign
     currencies                                   -            111             -             139
Interest rate hedging contracts                   -              -             5              11
Oil and gas price hedging
     contracts                                    7             22             2               9
Short-term borrowings                            36             36            25              25
Total long-term debt                          2,214          2,365         1,741           1,913

         The carrying amount of cash and cash equivalents approximates fair value of those instruments due to their short maturity. The fair value of notes receivable is based on discounted cash flows or the fair value of the note's collateral. The fair value of the company's short-term and long-term debt is based on the quoted market prices for the same or similar debt issues or on the current rates offered to the company for debt with the same remaining maturity. The fair value of foreign currency forward contracts represents the aggregate replacement cost based on financial institutions' quotes.

Hedging Activities
         Most of the company's foreign currency contracts are hedges principally for chemical's accounts receivable generated from titanium dioxide pigment sales denominated in foreign currencies, the operating costs and capital expenditures of international chemical operations, and the operating costs and capital expenditures of U.K. oil and gas operations. The purpose of these foreign currency hedging activities is to protect the company from the risk that the functional currency amounts from sales to foreign customers and purchases from foreign suppliers could be adversely affected by changes in foreign currency exchange rates. The company recognized net foreign currency hedging gains of $4 million in 1997 and $3 million in 1996. The net foreign currency hedging loss recognized in 1998 was immaterial.

         Net unrealized losses on foreign currency contracts totaled $7 million at year-end 1998 and $13 million at year-end 1997. Net unrealized gains totaled $4 million at year-end 1996. The company's foreign currency contract positions at year-end 1998 and 1997 were as follows:

December  31,  1998 -
 - Contracts maturing January 1999 through December 2000 to purchase $113 million Australian for $77 million and 25 million British pound sterling for $40 million
 - Contracts maturing January through March 1999 to sell various foreign currencies (principally European) for $2 million

December 31, 1997 -
 - Contracts maturing January 1998 through December 1999 to purchase $137 million Australian for $102 million and 31 million British pound sterling for $49 million
 - Contracts maturing January through April 1998 to sell various foreign currencies (principally European) for $8 million

         The company also participated in various interest rate hedging arrangements to help manage the floating rate portion of part of its debt. At December 31, 1998, all interest rate hedging contracts had expired. At December 31, 1997, the company was a party to interest rate hedging agreements having notional amounts of $500 million, of which $250 million represented interest rate caps (caps) maturing on September 15, 1998. The remaining $250 million at December 31, 1997, represented interest rate swaps (swaps) expiring on September 15, 1998, that had been under option at December 31, 1994, and were subsequently exercised on August 15, 1995. The terms of the caps exposed the company to interest rate risk when LIBOR exceeded 5 percent per year. Under the terms of the caps, the company received advance proceeds of $19 million from the counterparties and paid the excess by which LIBOR exceeded 5 percent on the notional amounts. Under the terms of the swaps, the company received advance proceeds of $14 million from the counterparties and paid an annual rate of 9.75 percent while receiving LIBOR. The offsetting terms of the caps and swaps reduced the company's exposure to changes in LIBOR. At December 31, 1998 and 1997, the aggregate carrying values of the gains deferred from the company's interest rate futures agreements were nil and $5 million, respectively. The estimated fair market value, based on market quotes, was $11 million at December 31, 1997.

         The company has periodically used oil or natural gas futures or option contracts to reduce the effect of the price volatility of crude oil and natural gas. The futures contracts permitted settlement by delivery of commodities.

         During 1998, the company entered into hedging arrangements for 7 million barrels of crude oil and 61 billion cubic feet of natural gas representing approximately 11% and 29% of its worldwide crude oil and natural gas sales volumes, respectively. Net hedging gains recognized in 1998 totaled $45 million. The effect of the gains was to increase the company's 1998 average gross margin for crude oil and natural gas by $.55 per barrel and $.05 per MCF, respectively. At year-end 1998, open crude oil and natural gas contracts had an aggregate value of $7 million, and the unrecognized gain on the contracts totaled $15 million.

         During 1997, the company entered into hedging arrangements for 12 million barrels of crude oil and 75 billion cubic feet of natural gas representing approximately 18% and 30% of its worldwide crude oil and natural gas sales volumes, respectively. Net hedging losses recognized in 1997 totaled $27 million. The effect of the losses was to reduce the company's 1997 average gross margin for crude oil and natural gas by $.10 per barrel and $.08 per MCF, respectively. At year-end 1997, open crude oil and natural gas contracts had an aggregate value of $2 million, and the unrecognized loss on these contracts totaled $7 million.

         During 1996, the company entered into hedging arrangements for 19 million barrels of crude oil and 107 billion cubic feet of natural gas representing approximately 30% and 37% of its worldwide crude oil and natural gas sales volumes, respectively. Net hedging losses recognized in 1996 totaled $117 million. The effect of the losses was to reduce the company's 1996 average gross margin for crude oil and natural gas by $.77 per barrel and $.23 per MCF, respectively. At year-end 1996, open crude oil and natural gas contracts had an aggregate value of $10 million, and the unrecognized loss on these contracts totaled $13 million.

         Contract amounts do not quantify risk or represent assets or liabilities of the company but are used in the calculation of cash settlements under the contracts. These financial instruments limit the company's market risks, are with major financial institutions, expose the company to credit risks and at times may be concentrated with certain institutions or groups of institutions. However, the credit worthiness of these institutions is subject to continuing review, and full performance is anticipated. Additional information regarding market risk is included in Management's Discussion and Analysis.

         Year-end hedge positions and activities during a particular year are not necessarily indicative of future activities and results.

17.      Taxes, Other than Income Taxes

Taxes, other than income taxes, as shown in the Consolidated Statement of Income for the years ended December 31, 1998, 1997 and 1996, are composed of the following:

         (Millions of dollars)                1998         1997           1996
         --------------------                 ----         ----           ----

         Payroll                               $12         $ 11           $ 11
         Property                               14           15             17
         Production/severance                   26           74             81
         Other                                   1            3              2
                                               ---         ----           ----

              Total                            $53         $103           $111
                                               ===         ====           ====

18.      Employee Stock Option Plans

         The 1998 Long Term Incentive Plan (1998 Plan) authorizes the issuance of shares of the company's common stock any time prior to December 31, 2007, in the form of stock options, restricted stock or long-term performance awards. The options may be accompanied by stock appreciation rights. A total of 2,300,000 shares of the company's common stock is authorized to be issued under the 1998 Plan.

         In January 1998, the Board of Directors approved a broad-based stock option plan (BSOP) that provides for the granting of options to purchase the company's common stock to all full-time employees, except officers. A total of 1,500,000 shares of common stock is authorized to be issued under the BSOP.

         The 1987 Long Term Incentive Program (1987 Program) authorized the issuance of shares of the company's stock over a 15-year period in the form of stock options, restricted stock or long-term performance awards. The 1987 Program was terminated when the stockholders approved the 1998 Plan. No options could be granted under the 1987 Program after that time, although options and any accompanying stock appreciation rights outstanding may be exercised prior to their respective expiration dates.

         The company's employee stock options are fixed-price options granted at the fair market value of the underlying common stock on the date of the grant. Generally, one-third of each grant vests and becomes exercisable over a three-year period immediately following the grant date and expires 10 years after the grant date.

         In connection with the merger with Oryx (see Note 1), outstanding stock options under the stock option plans maintained by Oryx were assumed by the company. Stock option transactions summarized below include amounts for the 1998 Plan, the BSOP, the 1987 Program and the Oryx plans using the merger exchange rate of 0.369 for each Oryx share under option.




                                                 1998                       1997                       1996
                                       ----------------------     ----------------------    -----------------------
                                                    Weighted-                  Weighted-                  Weighted-
                                                      Average                    Average                    Average
                                                     Exercise                   Exercise                   Exercise
                                                    Price per                  Price per                  Price per
                                         Options       Option       Options       Option      Options        Option
                                         -------    ---------       -------    ---------      -------     ---------

Outstanding, beginning
     of year                           2,050,671       $56.84     2,241,136       $54.06    2,338,919        $53.14
     Options granted                   1,105,043        61.97       481,213        68.04      474,691         54.25
     Options exercised                  (127,576)       44.34      (580,605)       50.49     (410,170)        45.57
     Options surrendered upon
         exercise of stock
         appreciation rights              (4,000)       38.06        (5,000)       32.38      (58,634)        40.80
     Options forfeited                   (24,928)       60.26        (6,703)       57.46       (6,469)        53.00
     Options expired                    (215,728)       65.65       (79,370)       93.43      (97,201)        76.94
                                       ---------                  ---------                 ---------
Outstanding, end of year               2,783,482        58.77     2,050,671        56.84    2,241,136         54.06
                                       =========                  =========                 =========

Exercisable, end of year               1,497,753        55.38     1,249,055        53.96    1,354,961         56.31
                                       =========                  =========                 =========


         The following table summarizes information about stock options issued under the plans described above that are outstanding and exercisable at December 31, 1998:



                             Options Outstanding                               Options Exercisable
          ------------------------------------------------------            -------------------------
                                          Weighted-    Weighted-                            Weighted-
                             Range of       Average      Average                              Average
                             Exercise     Remaining     Exercise                             Exercise
                               Prices   Contractual        Price                                Price
           Options         per Option  Life (years)   per Option             Options       per Option
           -------         ----------  ------------   ----------             -------       ----------

           193,956       $32.01 - $39.56    5.9         $ 35.11              164,333           $35.67
           494,653        40.81 -  49.25    4.7           45.92              494,653            45.92
           934,257        50.56 -  59.66    8.1           57.43              310,907            54.13
           880,735        61.00 -  69.61    8.1           65.99              338,625            64.73
           221,402        70.46 -  73.50    6.7           72.60              130,756            72.06
            58,479        97.56 - 119.58    1.7          106.16               58,479           106.16
         ---------                                                         ---------

         2,783,482        32.01 - 119.58    7.1           58.77            1,497,753            55.38
         =========                                                         =========


         Statement of Financial Accounting Standards(FAS) No. 123, "Accounting for Stock-Based Compensation," prescribes a fair-value method of accounting for employee stock options under which compensation expense is measured based on the estimated fair value of stock options at the grant date and recognized over the period that the options vest. The company, however, chooses to account for its stock option plans under the optional intrinsic value method of APB No. 25, "Accounting for Stock Issued to Employees," whereby no compensation expense is recognized for fixed-price stock options. Compensation cost for stock appreciation rights, which is recognized under both accounting methods, was immaterial for 1998, 1997 and 1996.

         Had compensation expense been determined in accordance with FAS No. 123, the resulting compensation expense would have affected net income and per-share amounts as shown in the following table. These amounts may not be representative of future compensation expense using the fair-value method of accounting for employee stock options as the number of options granted in a particular year may not be indicative of the number of options granted in future years, and the fair-value method of accounting has not been applied to options granted prior to January 1, 1995.



(Millions of dollars,
 except per share amounts)                      1998        1997         1996
 -------------------------                      ----        ----         ----

Net Income (Loss) -
     As reported                               $ (68)      $ 382        $ 414
     Pro forma                                   (76)        376          411

Net Income (Loss) per Share -
     Basic -
         As reported                            (.78)       4.40         4.70
         Pro forma                              (.88)       4.34         4.67

     Diluted -
         As reported                            (.78)       4.38         4.68
         Pro forma                              (.88)       4.32         4.64

         The fair value of each option granted in 1998, 1997 and 1996 was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions.


                                                 Assumptions
               -----------------------------------------------------------------------------------      Weighted Average
                Risk-Free              Expected                Expected               Expected           Fair Value of
              Interest Rate         Dividend Yield            Life (years)           Volatility         Options Granted
------------------------------------------------------------------------------------------------------------------------
  1998         5.0% - 5.4%             0% - 3.0%                5.8 - 10            17.3% - 30.3%        $9.78 - $11.20
  1997         6.3  - 7.0              0  - 3.1                 5.8 - 10            17.5  - 30.8         11.65 -  14.37
  1996         6.0  - 6.1              0  - 3.1                 5.8 -  9            17.9  - 30.7          7.17 -  13.17


19.      Restructuring Charges

         Oryx initiated a voluntary severance program in 1998, prior to the agreement to merge with Kerr-McGee, for its domestic operations. The company also completed a work process review during 1998 which resulted in the elimination of nonessential work processes, organizational restructuring and employee reductions in both the operating and staff units. The programs resulted in the notification of approximately 260 employees that their positions would be eliminated.

         The restructuring of the Exploration and Production operating unit began in 1995 with the unit's reorganization of its administrative and operating functions and continued throughout 1996 and 1997 with the unit's merger of certain of its North American onshore properties into Devon and the relocation of part of the unit to Houston, Texas. This program was essentially completed at year-end 1997 except for costs associated with an office lease obligation and resulted in approximately 550 employees terminating their employment.

         During the three-year period ended December 31, 1998, the company accrued a total of $52 million for the cost of special termination benefits for retiring employees to be paid from retirement plan assets, future compensation, relocation, lease cancellation and outplacement. The $20 million reserve at December 31, 1998, primarily represents remaining severance costs and $7 million for costs associated with an office lease obligation that has no economic benefit to the company. The amounts are expected to be paid and charged to the reserve during 1999. The accruals, expenditures and reserve balances are set forth below:

         (Millions of dollars)                             1998          1997
         ---------------------                             ----          ----

         Beginning balance                                 $ 12          $ 23
              Accruals                                       40             2
              Retirement benefits to
                  be paid from plan assets                  (23)            -
              Payments                                       (9)          (13)
                                                           ----          ----

         Ending balance                                    $ 20          $ 12
                                                           ====          ====


20.      Employee Stock Ownership Plan

         In 1989, the company's Board of Directors approved a leveraged Employee Stock Ownership Plan (ESOP) into which is paid the company's matching contribution for the employees' contributions to the Kerr-McGee Corporation Savings Investment Plan (SIP). Most of the company's employees are eligible to participate in both the ESOP and the SIP. Although the ESOP and the SIP are separate plans, matching contributions to the ESOP are contingent upon participants' contributions to the SIP.

         In 1989, the ESOP trust borrowed $125 million from a group of lending institutions and used the proceeds to purchase approximately 3 million shares of the company's treasury stock. The company used the $125 million in proceeds from the sale of the stock to acquire shares of its common stock in open-market and privately negotiated transactions. In 1996, a portion of the third-party borrowings was replaced with a note payable to the company (sponsor financing). The third-party borrowings are guaranteed by the company and are reflected in the Consolidated Balance Sheet as Long-Term Debt, while the sponsor financing does not appear in the company's balance sheet.

         The company stock acquired by the ESOP trust is held in a loan suspense account. Deferred compensation, representing the unallocated ESOP shares, is reflected as a reduction of stockholders' equity. The company's matching contribution and dividends on the shares held by the ESOP trust are used to repay the loan, and stock is released from the loan suspense account as the principal and interest are paid. The expense is recognized and stock is then allocated to participants' accounts at market value as the participants' contributions are made to the SIP. Long-term debt is reduced as payments are made on the third-party financing. Dividends paid on the common stock held in participants' accounts are also used to repay the loans, and stock with a market value equal to the amount of dividends is allocated to participants' accounts.

         The Oryx Capital Accumulation Plan (CAP) is a combined stock bonus and leveraged ESOP available to substantially all U.S. employees of the former Oryx operations. On August 1, 1989, Oryx privately placed $110 million of notes pursuant to the provisions of the CAP. Oryx loaned the proceeds to the CAP, which used the funds to purchase Oryx common stock and were placed in a trust. Stock is released by the trust as the loan principal and interest are paid. Stock is allocated to participants on a quarterly basis as the loan is repaid. The number of shares allocated to each participant is determined by the proportion each participant's contributions bear to the total contributions of all participants. Deferred compensation, representing the unallocated CAP shares, is reflected as a reduction of stockholders' equity. Prior to 1995 and resuming in 1997, the CAP made scheduled loan payments using Oryx contributions to the CAP. In 1995 and 1996, repayments were deferred pending a ruling requested from the Internal Revenue Service. The company plans to merge the CAP into the ESOP and SIP.

         Shares of stock allocated to the ESOP and CAP participants' accounts and in the loan suspense are as follows:

         (Thousands of shares)                       1998             1997
         ---------------------                      -----            -----

         Participants' accounts                     1,736            1,832
         Loan suspense account                      1,610            1,848

         The shares allocated to ESOP and CAP participants at December 31, 1998, included approximately 52,000 shares released in January 1999, and at December 31, 1997, included approximately 15,000 shares released in January 1998.

         All ESOP and CAP shares are considered outstanding for net income per-share calculations. Dividends on ESOP shares are charged to retained earnings.

         Compensation expense is recognized using the cost method and is reduced for dividends paid on the unallocated ESOP shares. The company recognized ESOP and CAP-related expense of $17 million, $13 million and $15 million in 1998, 1997 and 1996, respectively. These amounts include interest expense incurred on the third-party ESOP debt of $5 million in both 1998 and 1997 and $6 million in 1996. The company contributed $16 million, $12 million and $9 million to the ESOP and CAP in 1998, 1997 and 1996, respectively. The cash contributions are net of $4 million for the dividends paid on the company stock held by the ESOP trust in each of the years 1998, 1997 and 1996.

21.      Employee Benefit Plans

         The company has both noncontributory defined-benefit retirement plans and company-sponsored contributory postretirement plans for health care and life insurance. Most employees are covered under the company's retirement plans, and substantially all U.S. employees may become eligible for the postretirement benefits if they reach retirement age while working for the company.
Following are the changes in the benefit obligations during the past two years:



                                                                                Postretirement Health
                                                Retirement Plans                    and Life Plans
(Millions of dollars)                        1998             1997              1998             1997
---------------------                        ----             ----              ----             ----

Benefit obligation, beginning
     of year                               $  976             $906              $209             $197
         Service cost                          16               15                 3                2
         Interest cost                         66               64                13               15
         Plan amendments                       38                -                 1                -
         Net actuarial loss                    15               71                 8               10
         Acquisitions                           6                -                 -                -
         Dispositions, curtailments,
              settlements                       5              (12)               (2)               -
         Benefits paid                        (95)             (68)              (15)             (15)
                                           ------             ----              ----             ----

Benefit obligation, end of year            $1,027             $976              $217             $209
                                           ======             ====              ====             ====


         The benefit amount that can be covered by the retirement plans that qualify under the Employee Retirement Income Security Act of 1974 (ERISA) is limited by both ERISA and the Internal Revenue Code. Therefore, the company has unfunded supplemental plans designed to maintain benefits for all employees at the plan formula level and to provide senior executives with benefits equal to a specified percentage of their final average compensation. The benefit obligation for the unfunded retirement plans was $109 million and $107 million at December 13, 1998 and 1997, respectively. Although not considered plan assets, a grantor trust was established from which payments for certain of these supplemental plans are made. The trust had a balance of $10 million at year-end 1998 and $7 million at year-end 1997. The postretirement plans are also unfunded.

         Following are the changes in the fair value of plan assets during the past two years and the reconciliation of the plans' funded status to the amounts recognized in the financial statements at December 31, 1998 and 1997:





                                                                                      Postretirement Health
                                                      Retirement Plans                   and Life Plans
(Millions of dollars)                                1998           1997              1998             1997
---------------------                               ------         ------            -----            ------

Fair value of plan assets,
     beginning of year                              $1,138        $  995             $   -            $   -
         Actual return on plan assets                  351           203                 -                -
         Employer contribution                          10            20                 -                -
         Benefits paid                                 (95)          (68)                -                -
         Settlements                                     -           (12)                -                -
                                                    ------        ------             -----            -----

Fair value of plan assets,
     end of year                                     1,404         1,138                 -                -
Benefit obligation                                  (1,027)         (976)             (217)            (209)
                                                    ------        ------             -----            -----

Funded status of plan -
     over (under)                                      377           162              (217)            (209)
         Amounts not recognized in
         the Consolidated Balance
         Sheet -
              Transition asset                         (13)          (20)                -                -
              Prior service costs                       33            17                 -                -
              Net actuarial loss (gain)               (366)         (123)               18                3
                                                    ------        ------             -----            -----

Prepaid expense (accrued liability)                 $   31        $   36             $(199)           $(206)
                                                    ======        ======             =====            =====


         Following is the classification of the amounts recognized in the Consolidated Balance Sheet at December 31, 1998 and 1997:


                                                                         Postretirement Health
                                           Retirement Plans                 and Life Plans
(Millions of dollars)                     1998          1997              1998          1997
---------------------                     ----          ----              ----          ----

Prepaid benefits expense                  $102          $ 96             $   -        $   -
Accrued benefit liability                 (109)         (102)             (199)        (206)
Additional minimum liability -
     Intangible asset                        7            13                 -            -
     Accumulated other comprehensive
         income                             31            29                 -            -
                                          ----          ----             -----        -----

              Total                       $ 31          $ 36             $(199)       $(206)
                                          ====          ====             =====        =====




         Total costs recognized for employee retirement and postretirement benefit plans for each of the years ended December 31, 1998, 1997 and 1996 were as follows:


                                                                                         Postretirement Health
                                             Retirement Plans                              and Life Plans
(Millions of dollars)                   1998         1997         1996             1998          1997         1996
---------------------                   ----         ----         ----             ----          ----         ----

Net periodic cost -
     Service cost                       $ 16         $ 15          $15              $ 3           $ 2          $ 3
     Interest cost                        66           64           63               13            15           15
     Expected return on
       plan assets                       (94)         (84)         (80)               -             -            -
     Net amortization -
       Transition asset                   (8)          (8)          (7)               -             -            -
       Prior service cost                  3            2            2                -             -            -
       Net actuarial loss (gain)           1            1            2               (1)            -            -
                                        ----         ----          ---              ---           ---          ---
                                         (16)         (10)          (5)              15            17           18
Dispositions, curtailments,
     settlements                          26            6            4               (1)            -            -
                                        ----         ----          ---              ---           ---          ---

              Total                     $ 10         $ (4)         $(1)             $14           $17          $18
                                        ====         ====          ===              ===           ===          ===




         The following assumptions were used in estimating the actuarial present value of the plans' benefit obligations and net periodic expense:

                                        1998          1997         1996
                                        ----          ----         ----

Discount rate                          6.75%   6.5% - 7.0%  7.3% - 7.5%
Expected return on plan
     assets                      9.0% - 9.5%   9.0% - 9.5%  9.0% - 9.5%
Rate of compensation
     increases                   4.0% - 5.0%   4.0% - 5.0%  4.0% - 5.0%

         The health care cost trend rates used to determine the year-end 1998 postretirement benefit obligation was 5.7% to 7.5% in 1999, gradually declining to 4.5% to 5% in the year 2008 and thereafter. A 1% increase in the assumed health care cost trend rate for each future year would increase the postretirement benefit obligation at December 31, 1998, by $17 million and increase the aggregate of the service and interest cost components of net periodic postretirement expense for 1998 by $1 million. A 1% decrease in the trend rate for each future year would reduce the benefit obligation at year-end 1998 by $16 million. It was not practical to calculate the effect of the percent decrease on net periodic expense in the health care cost trend rate.

22.      Reporting by Business Segments

         The company is managed in two industry segments: oil and gas exploration and production and manufacturing and marketing of titanium dioxide pigment. The exploration and production unit produces and explores for oil and gas in the United States, United Kingdom sector of the North Sea, Indonesia, China, Kazakhstan and Ecuador. Exploration efforts are also extended to Australia, Algeria, Brazil, Gabon, Thailand and Yemen. The chemicals group manufactures and markets primarily titanium dioxide pigment, as well as electrolytic chemicals and forest products. The chemicals segment has operations in the United States, Australia, Germany and Belgium.

         There were no individually significant customers in 1998, 1997 or 1996. Sales to subsidiary companies are eliminated as described in Note 1.

(Millions of dollars)                                                 1998              1997              1996
--------------------                                                 ------            ------            ------

Sales -
     Exploration and production                                      $1,267            $1,845            $2,048
     Chemicals                                                          933               760               692
                                                                     ------            ------            ------
                  Total                                              $2,200            $2,605            $2,740
                                                                     ======            ======            ======

Operating profit (loss)(1) -
     Exploration and production                                      $ (361)           $  595            $  667
     Chemicals                                                           56                81                85
                                                                     ------            ------            ------
                  Total                                              $ (305)           $  676            $  752
                                                                     ======            ======            ======

Net operating profit (loss)(1) -
     Exploration and production                                      $ (266)           $  375            $  410
     Chemicals                                                           35                52                53
                                                                     ------            ------            ------
                  Total                                                (231)              427               463
Net interest expense(1)                                                 (77)              (84)              (89)
Net nonoperating income (expense)(1)                                    (37)                8               (16)
Income from discontinued operations,
     net of taxes                                                       277                33                56
Extraordinary charge, net of taxes                                        -                (2)                -
                                                                     ------            ------            ------
Net income (loss)                                                    $  (68)           $  382            $  414
                                                                     ======            ======            ======

Sales -
     U.S. operations                                                 $1,311            $1,635            $1,733
                                                                     ------            ------            ------
     International operations -
         North Sea - exploration
              and production                                            472               644               706
         Other - exploration and
              production                                                 67               105               112
         Australia - chemicals                                          178               185               151
         Europe - chemicals                                             163                 -                 -
         Other - chemicals                                                9                36                38
                                                                     ------            ------            ------
                                                                        889               970             1,007
                                                                     ------            ------            ------
                  Total                                              $2,200            $2,605            $2,740
                                                                     ======            ======            ======

Operating profit (loss)(1) -
     U.S. operations                                                 $ (116)           $  400            $  427
                                                                     ------            ------            ------
     International operations -
         North Sea - exploration
              and production                                           (146)               85               103
         Other - exploration and
              production                                                (85)              178               213
         Europe - chemicals                                              23                 -                 -
         Australia - chemicals                                           19                13                 9
                                                                     ------            ------            ------
                                                                       (189)              276               325
                                                                     ------            ------            ------
                  Total                                              $ (305)           $  676            $  752
                                                                     ======            ======            ======

         (1)Includes special items.  Refer to Management's Discussion and Analysis.

Depreciation, depletion and
     amortization -
         Exploration and production                                  $  527            $  508            $  490
         Chemicals                                                       68                55                55
         Other                                                            6                 5                 4
         Discontinued operations                                         14                25                30
                                                                     ------            ------            ------
                  Total                                              $  615            $  593            $  579
                                                                     ======            ======            ======

Cash capital expenditures -
         Exploration and production                                  $  871            $  708            $  722
         Chemicals                                                       92                91               118
         Other                                                            8                10                 6
         Discontinued operations                                         10                27                29
                                                                     ------            ------            ------
                  Total                                                 981               836               875
                                                                     ------            ------            ------

Exploration expenses -
         Exploration and production -
         Dry hole costs                                                 100                53               55
         Amortization of undeveloped
              leases                                                     40                23               15
         Other                                                           74                61               50
                                                                     ------            ------            -----
                  Total                                                 214               137              120
         Minerals and other                                               1                 2                2
                                                                     ------            ------            -----

                  Total exploration expenses                            215               139              122
         Less - Amortization of oil and
              gas and minerals leases and
              other noncash expenses                                    (42)              (23)             (19)
                                                                     ------            ------            -----
                                                                        173               116              103
                                                                     ------            ------            -----
                  Total cash capital
                      expenditures and cash
                      exploration expenses                           $1,154            $  952            $ 978
                                                                     ======            ======            =====

Identifiable assets -
         Exploration and production                                  $4,083            $3,924            $3,737
         Chemicals                                                    1,098               875               886
                                                                     ------            ------            ------
                  Total                                               5,181             4,799             4,623
Corporate and other assets                                              270               270               295
Discontinued operations                                                   -               270               276
                                                                     ------            ------            ------
                  Total                                              $5,451            $5,339            $5,194
                                                                     ======            ======            ======

Identifiable assets -
     U.S. operations                                                 $2,734            $3,094            $2,725
                                                                     ------            ------            ------
     International operations -
         North Sea - exploration and
              production                                              1,749             1,282             1,285
         Other - exploration and
              production                                                212               164               320
         Australia - chemicals                                          245               243               268
         Europe - chemicals                                             223                 -                 -
         Other - chemicals                                               18                16                25
                                                                     ------            ------            ------
                                                                      2,447             1,705             1,898
                                                                     ------            ------            ------
                  Total                                              $5,181            $4,799            $4,623
                                                                     ======            ======            ======

Net property, plant and equipment -
     U.S. operations                                                 $2,095            $2,382            $2,205
     International operations -
         North Sea - exploration
             and production                                           1,617             1,101             1,106
         Other - exploration and
             production                                                 213               303               247
         Australia - chemicals                                          129               133               135
         Europe - chemicals                                              99                 -                 -
                                                                     ------            ------            ------
                  Total                                              $4,153            $3,919            $3,693
                                                                     ======            ======            ======

Net assets -
     U.S. operations                                                 $  (89)           $  485            $  335
                                                                     ------            ------            ------
     International operations -
         North Sea - exploration and
              production                                                931               801               477
         Other - exploration and
              production                                                140               108               231
         Australia - chemicals                                          204               152               211
         Europe - chemicals                                             142                 -                 -
         Other - chemicals                                               18                12                25
                                                                     ------            ------            ------
                                                                      1,435             1,073               944
                                                                     ------            ------            ------
                  Total                                              $1,346            $1,558            $1,279
                                                                     ======            ======            ======


23.      Discontinued Operations

         The company exited from the coal business in 1998 with the sales of its mining operations at Galatia, Illinois, and Kerr-McGee Coal Corporation, which held Jacobs Ranch Mine in Wyoming. The cash sales resulted in proceeds of approximately $600 million. Coal assets and liabilities at December 31, 1997, are included as part of the appropriate line items in the Consolidated Balance Sheet. Included at December 31, 1997, are current assets of $50 million; property, plant and equipment of $216 million; other assets of $4 million;
current liabilities of $40 million and long-term liabilities of $73 million. Summarized financial information for discontinued operations for the three years ended December 31, 1998, is as follows:

(Millions of dollars,
 except per-share amounts)                      1998         1997          1996
--------------------------                      ----         ----          ----

Sales                                          $ 174         $323          $365
                                               =====         ====          ====

Income from discontinued operations -
     Gain on disposal, net of income
         taxes of $149                         $ 257         $ -           $  -
     Income from operations, net of
         income taxes of $7 in 1998,
         $12 in 1997 and $18 in 1996              20           33            56
                                               -----         ----          ----
              Total                            $ 277         $ 33          $ 56
                                               =====         ====          ====

Net income per share -
     Basic -
         Gain on sale                          $2.97         $  -          $  -
         Income from operations                  .23          .38           .63
                                               -----         ----          ----
              Total                            $3.20         $.38          $.63
                                               =====         ====          ====

     Diluted -
         Gain on sale                          $2.97         $  -          $  -
         Income from operations                  .23          .38           .63
                                               -----         ----          ----
              Total                            $3.20         $.38          $.63
                                               =====         ====          ====


24.      Merger with Oryx Energy Company

         On February 26, 1999, the merger between Kerr-McGee and Oryx was completed. The following table provides a reconciliation of sales reported by Kerr-McGee to the combined amounts presented in the Consolidated Statement of
Income:

(Millions of dollars)
---------------------

                                                      For the Years Ended December 31,
                                             -----------------------------------------------
                                              1998                1997                 1996
                                             ------              ------               ------
Sales
  Pre-Merger
    Kerr-McGee                              $1,396              $1,388               $1,566
    Oryx                                       820               1,197                1,147
  Merger reclassifications                     (16)                 20                   27
                                            ------              ------               ------
      Total                                 $2,200              $2,605               $2,740
                                            ======              ======               ======

Merger reclassifications primarily represent the reclassification of Oryx's other income to Kerr-McGee's presentation.


         The following table provides a reconciliation of net income reported by Kerr-McGee to the combined amounts presented for the three years ended December 31, 1998, 1997 and 1996:

(Millions of dollars)
---------------------

                                         Income (Loss)
                                        From Continuing     Discontinued        Extraordinary
                                          Operations         Operations             Charge                Net
                                        (net of taxes)     (net of taxes)       (net of taxes)       Income (Loss)
                                          ----------       --------------       --------------       -------------

1998
      Pre-Merger
        Kerr-McGee                          $(227)              $277                $ -                  $ 50
        Oryx                                  (95)                 -                  -                   (95)
      Merger adjustments                      (23)                 -                  -                   (23)
                                            -----               ----                ---                  ----
          Total                             $(345)              $277                $ -                  $(68)
                                            =====               ====                ===                  ====


1997
      Pre-Merger
        Kerr-McGee                          $ 161               $ 33                $ -                  $194
        Oryx                                  172                  -                 (2)                  170
      Merger adjustments                       18                  -                  -                    18
                                            -----               ----                ---                  ----
          Total                             $ 351               $ 33                $(2)                 $382
                                            =====               ====                ===                  ====


1996
      Pre-Merger
        Kerr-McGee                          $ 164               $ 56                $ -                  $220
        Oryx                                  163                  -                  -                   163
      Merger adjustments                       31                  -                  -                    31
                                            -----               ----                ---                  ----
          Total                             $ 358               $ 56                $ -                  $414
                                            =====               ====                ===                  ====


         Merger  adjustments   reflect  conforming   accounting  policy  changes
primarily related to the following:

a. Financial Accounting Standards (FAS) No. 106, "Accounting for Postretirement Benefits Other Than Pensions," allowed for recognition of the postretirement transition obligation either immediately in net income as a change in accounting principle in the period of adoption or on a delayed basis as a component of net periodic postretirement benefit cost. Kerr-McGee adopted FAS 106 in 1992 and elected immediate recognition of its transition obligation. Oryx adopted the statement at the beginning of 1993 and elected to delay recognition of its transition obligation, amortizing the amount on a straight-line basis over 20 years. The adjustment to immediately recognize Oryx's transition obligation increased pre-tax income by $9 million, $3 million and $4 million for the years ended 1998, 1997 and 1996, respectively.

b. Kerr-McGee and Oryx use different methods to recognize Petroleum Revenue Tax (PRT) for U.K. operations. Kerr-McGee estimates the total PRT to be payable over the life of a field and charges this amount to income tax expense on a unit-of-production basis. Oryx used the flow-through method, which recognizes PRT as a production tax in total costs and expenses as amounts become currently payable. The adjustment to provide for PRT using the life-of-field method decreased net income $12 million in 1998 and increased net income $31 million in 1997 and $36 million in 1996.

         Oryx reduced the amount of its estimated dismantlement and removal costs by the amount of PRT expected to be recovered when the field is abandoned. (Under the life-of-field method, this amount is included in the estimate of total PRT payable over the field life). To provide for dismantlement costs similar to Kerr-McGee, operating expense was increased $14 million, $15 million and $9 million for the years ended 1998, 1997, and 1996, respectively.

c. Kerr-McGee and Oryx use different methods to provide for nonproducing leasehold cost impairment. Kerr-McGee capitalizes undeveloped acreage costs and amortizes the costs at rates that provide full amortization upon abandonment/expiration of unproductive leases. Oryx capitalized undeveloped acreage costs but recognized abandonment of unproductive leaseholds when the lease expired or when circumstances indicated. To provide for nonproducing leasehold costs similar to Kerr-McGee, exploration expense was increased $11 million in 1998, $7 million in 1997 and $3 million in 1996.


25.      Results of Operations from Crude Oil and Natural Gas Activities

         The results of operations from crude oil and natural gas activities for the three years ended December 31, 1998, consist of the following:


                                                                                                                        Proportional
                                                                                                                            Interest
                                                                                                           Results of      in Equity
                                   Production   Other                 Depreciation             Income Tax  Operations    Affiliate's
                           Gross    (Lifting)  Related  Exploration  and Depletion     Asset    Expenses   Producing      Results of
(Millions of dollars)    Revenues     Costs    Costs(1)   Expenses      Expenses    Impairment (Benefits)  Activities  Operations(2)
---------------------    -----------------------------------------------------------------------------------------------------------
1998 -
 Domestic                 $  721      $184      $126        $141          $285         $114       $(36)       $(93)            $(11)
 North Sea                   450       195         7          21           170          160        (20)        (83)               -
 Other international          67        12         9          52            31          115        (45)       (107)               7
                          ------      ----      ----        ----          ----         ----       ----       -----             ----
    Total crude oil and
       natural gas
          activities       1,238       391       142         214           486          389       (101)       (283)              (4)
 Other(3)                     29         5         1           -             -            -          6          17                -
                          ------      ----      ----        ----          ----         ----       ----       -----             ----
         Total            $1,267      $396      $143        $214          $486         $389       $(95)      $(266)            $ (4)
                          ======      ====      ====        ====          ====         ====       ====       =====             ====
1997 -
 Domestic                 $1,045      $211      $101         $82          $316         $  -       $120       $ 215             $ 25
 North Sea                   615       207        11          19           140            -         94         144                -
 Other international         101        29        12          36            29            -         (6)          1                3
                          ------      ----      ----        ----          ----         ----       ----       -----             ----
    Total crude oil and
       natural gas
          activities       1,761       447       124         137           485            -        208         360               28
 Other(3)                     84        55         2           -             -            -         12          15                -
                          ------      ----      ----        ----          ----         ----       ----       -----             ----
         Total            $1,845      $502      $126        $137          $485         $  -       $220       $ 375             $ 28
                          ======      ====      ====        ====          ====         ====       ====       =====             ====
1996 -
 Domestic                 $1,081      $248      $105         $63          $305         $ 22       $123       $ 215             $  -
 North Sea                   651       187        12          40           136            -        116         160                -
 Other international         107        40        12          17            33            -          3           2                -
                          ------      ----      ----        ----          ----         ----       ----       -----             ----
    Total crude oil and
       natural gas
           activities      1,839       475       129         120           474           22        242         377                -
 Other(3)                    209       159         1           -             1            -         15          33                -
                          ------      ----      ----        ----          ----         ----       ----       -----             ----
         Total            $2,048      $634      $130        $120          $475         $ 22       $257       $ 410             $  -
                          ======      ====      ====        ====          ====         ====       ====       =====             ====


         (1)Includes restructuring charges of $34 million, $2 million and $10 million in 1998, 1997 and 1996, respectively (see Note 19).

         (2)The equity affiliate follows the "full cost" method of accounting for oil and gas exploration and production activities.

         (3)Includes gas marketing, gas processing plants, pipelines and other items that do not fit the definition of crude oil and natural gas activities but have been included above to reconcile to the segment presentations.

         The table below presents the company's average per-unit sales price of proprietary crude oil and natural gas and production costs per barrel of oil equivalent for each of the past three years. Natural gas production has been converted to a barrel of oil equivalent based on approximate relative heating value (6 MCF equals 1 barrel).

                                             1998        1997         1996
                                            ------      ------       ------
Average sales price -
     Crude oil (per barrel) -
         Domestic                           $12.73      $18.34       $19.45
         North Sea                           12.93       18.93        19.60
         Other international                  9.90       15.36        15.85
              Average                        12.52       18.32        19.18

     Natural gas (per MCF) -
         Domestic                             2.09        2.43         2.11
         North Sea                            2.46        2.44         2.50
         Other international                     -           -         1.14
              Average                         2.12        2.43         2.10

Production costs -
     (Per barrel of oil equivalent)
         Domestic                             3.23        3.25         3.51
         North Sea                            5.62        6.25         5.48
         Other international                  1.78        4.33         5.21
              Average                         3.97        4.27         4.22


26.      Capitalized Costs of Crude Oil and Natural Gas Activities

         Capitalized costs of crude oil and natural gas activities and the related reserves for depreciation, depletion and amortization at the end of 1998 and 1997 are set forth in the table below. Not included in the amounts shown are $221 million that represent the company's proportional interest in an equity affiliate's net capitalized costs at December 31, 1998 and 1997, (see Note 4). The equity affiliate follows the "full cost" method of accounting for oil and gas exploration and production activities.

(Millions of dollars)                                      1998       1997
---------------------                                     ------     ------

Capitalized costs -
         Proved properties                                $8,701     $8,152
         Unproved properties                                 583        299
         Other                                                75         63
                                                          ------     ------
              Total                                        9,359      8,514
                                                          ------     ------

Reserves for depreciation,
     depletion and amortization -
         Proved properties                                 5,734      5,309
         Unproved properties                                  69         42
         Other                                                34         31
                                                          ------     ------
              Total                                        5,837      5,382
                                                          ------     ------

                  Net capitalized costs                   $3,522     $3,132
                                                          ======     ======



27. Standardized Measure of and Reconciliation of Changes in Discounted Future Net Cash Flows (Unaudited)

         The standardized measure of future net cash flows presented in the following table was computed using year-end prices and costs and a 10% discount factor. The future income tax expense was computed by applying the appropriate year-end statutory rates, with consideration of future tax rates already legislated, to the future pre-tax net cash flows less the tax basis of the properties involved. However, the company cautions that actual future net cash flows may vary considerably from these estimates. Although the company's estimates of total reserves, development costs and production rates were based upon the best information available, the development and production of the oil and gas reserves may not occur in the periods assumed. Actual prices realized and costs incurred may vary significantly from those used. Therefore, such estimated future net cash flow computations should not be considered to represent the company's estimate of the expected revenues or the current value of existing proved reserves.


                                                                                                                        Proportional
                                                                                                       Standardized      Interest in
                                                       Future                                            Measure of           Equity
                                                  Development                                     10%    Discounted      Affiliate's
                                      Future   and Production          Future    Future Net    Annual    Future Net     Standardized
(Millions of dollars)           Cash Inflows            Costs    Income Taxes    Cash Flows  Discount    Cash Flows          Measure
---------------------           ------------   --------------    ------------    ----------  --------    ----------     ------------

1998 -
     Domestic                        $ 4,780           $2,108          $  718        $1,954    $  713        $1,241             $102
     North Sea                         3,121            2,474              82           565       160           405                -
     Other international               1,499              977             181           341       264            77               90
                                     -------           ------          ------        ------    ------        ------             ----
         Total                       $ 9,400           $5,559          $  981        $2,860    $1,137        $1,723             $192
                                     =======           ======          ======        ======    ======        ======             ====
1997 -
     Domestic                        $ 8,006           $2,936          $1,584        $3,486    $1,310        $2,176             $205
     North Sea                         4,026            2,678             282         1,066       356           710                -
     Other international               2,291            1,471             236           584       283           301               19
                                     -------           ------          ------        ------    ------        ------             ----
         Total                       $14,323           $7,085          $2,102        $5,136    $1,949        $3,187             $224
                                     =======           ======          ======        ======    ======        ======             ====
1996 -
     Domestic                        $11,697           $3,058          $2,878        $5,761    $2,150        $3,611             $336
     North Sea                         5,833            3,088             913         1,832       534         1,298                -
     Other international               2,255            1,089             370           796       387           409               28
                                     -------           ------          ------        ------    ------        ------             ----
         Total                       $19,785           $7,235          $4,161        $8,389    $3,071        $5,318(1)          $364
                                     =======           ======          ======        ======    ======        ======             ====


         (1)Includes $(8) million for properties held for sale.



         The changes in the standardized measure of future net cash flows are presented below for each of the past three years:

(Millions of dollars)                          1998          1997          1996
---------------------                       -------       -------        ------

Net change in sales, transfer
     prices and production costs            $(2,156)      $(3,704)       $2,806
Changes in estimated future
     development costs                         (377)         (283)          (19)
Sales and transfers less
     production costs                          (847)       (1,314)       (1,364)
Purchases of reserves in place                  159            26           209
Changes due to extensions,
     discoveries, etc.                          173           478           978
Changes due to revisions in
     quantity estimates                          43            81           207
Changes due to sales of reserves
     in place                                  (107)           (9)         (148)
Changes due to reserves merged into
     equity affiliate                             -             -          (511)
Current period development costs                687           556           482
Accretion of discount                           437           759           482
Changes in income taxes                         693         1,242        (1,136)
Timing and other                               (169)           37          (222)
                                            -------       -------        ------

         Net change                          (1,464)       (2,131)        1,764
Total at beginning of year                    3,187         5,318         3,554
                                            -------       -------        ------

Total at end of year                        $ 1,723       $ 3,187        $5,318
                                            =======       =======        ======


28.      Crude Oil, Condensate and Natural Gas Net Reserves (Unaudited)

         The estimates of proved reserves have been prepared by the company's geologists and engineers in accordance with the Securities and Exchange Commission definitions. Such estimates include reserves on certain properties that are partially undeveloped and reserves that may be obtained in the future by improved recovery operations now in operation or for which successful testing has been demonstrated. The company has no proved reserves attributable to long-term supply agreements with governments or consolidated subsidiaries in which there are significant minority interests. At December 31, 1996, the company merged certain of its North American onshore properties into an equity affiliate (see Note 4).

         The following table summarizes the changes in the estimated quantities of the company's crude oil and condensate and natural gas reserves for the three years ended December 31, 1998.




                                                                           Crude Oil and Condensate
                                                                             (Millions of barrels)
                                                         ---------------------------------------------------------------
                                                                          North               Other
                                                         Domestic          Sea            International            Total
                                                         --------         -----           -------------            -----

Proved developed and
     undeveloped reserves -
         Balance December 31, 1995(1)                         272          163                  79                   514
              Revisions of previous estimates                  22            5                  (3)                   24
              Purchases of reserves in place                    3           29                   -                    32
              Sales of reserves in place                      (13)           -                  (1)                  (14)
              Reserves merged into
                  equity affiliate                            (16)           -                  (9)                  (25)
              Extensions, discoveries and
                  other additions                              10           46                  41                    97
              Production                                      (27)         (32)                 (6)                  (65)
                                                              ---          ---                 ---                   ---

         Balance December 31, 1996(1)                         251          211                 101                   563
              Revisions of previous estimates                  12           11                   1                    24
              Purchases of reserves in place                    5            -                   -                     5
              Sales of reserves in place                        -           (1)                  -                    (1)
              Extensions, discoveries and
                  other additions                              28            1                   9                    38
              Production                                      (26)         (30)                 (7)                  (63)
                                                              ---          ---                 ---                   ---

         Balance December 31, 1997                            270          192                 104                   566
              Revisions of previous estimates                   6            6                 (15)                   (3)
              Purchases of reserves in place                    -           45                   -                    45
              Sales of reserves in place                      (13)           -                   -                   (13)
              Extensions, discoveries and
                  other additions                              14            9                  21                    44
              Production                                      (24)         (32)                 (7)                  (63)
                                                              ---          ---                 ---                   ---
         Balance December 31, 1998                            253          220                 103                   576
                                                              ===          ===                 ===                   ===

         Proportional interest in
              equity affiliate's reserves(2)
                  December 31, 1996                            22            -                   3                    25
                  December 31, 1997                            22            -                   3                    25
                  December 31, 1998                            11            -                   9                    20
Proved developed reserves -
         December 31, 1996(1)                                 158          141                  39                   338
         December 31, 1997                                    166          115                  55                   336
         December 31, 1998                                    148          141                  38                   327
         Proportional interest in
              equity affiliate's reserves(2)
                  December 31, 1996                            20            -                   3                    23
                  December 31, 1997                            20            -                   2                    22
                  December 31, 1998                            10            -                   8                    18



                                                                                 Natural Gas
                                                                             (Billions of cubic feet)
                                                              ---------------------------------------------------
                                                                                            Other
                                                                               North       Interna-
                                                              Domestic          Sea         tional           Total
                                                              --------         -----       --------          -----

Proved developed and
     undeveloped reserves -
         Balance December 31, 1995(1)                          1,817             216           69            2,102
              Revisions of previous estimates                    (24)             (9)          (1)             (34)
              Purchases of reserves in place                       9               2            -               11
              Sales of reserves in place                         (60)              -          (18)             (78)
              Reserves merged into
                  equity affiliate                              (122)              -          (41)            (163)
              Extensions, discoveries and
                  other additions                                129               3           39              171
              Production                                        (263)            (15)          (9)            (287)
                                                               -----            ----          ---           ------

         Balance December 31, 1996(1)                          1,486             197           39            1,722
              Revisions of previous estimates                      1              22            3               26
              Purchases of reserves in place                      19               -            -               19
              Sales of reserves in place                         (30)              -            -              (30)
              Extensions, discoveries and
                  other additions                                229               -          214              443
              Production                                        (235)            (16)           -             (251)
                                                               -----            ----          ---            -----

         Balance December 31, 1997                             1,470             203          256            1,929
              Revisions of previous estimates                     (3)              7           13               17
              Purchases of reserves in place                       4              46            -               50
              Sales of reserves in place                         (89)              -            -              (89)
              Extensions, discoveries and
                  other additions                                131               3          103              237
              Production                                        (197)            (17)           -             (214)
                                                               -----            ----          ---            -----
         Balance December 31, 1998                             1,316             242          372            1,930
                                                               =====            ====          ===            =====

         Proportional interest in
              equity affiliate's reserves(2)
                  December 31, 1996                              172               -           13              185
                  December 31, 1997                              175               -           15              190
                  December 31, 1998                              122               -          124              246
Proved developed reserves -
         December 31, 1996(1)                                    999             182            -            1,181
         December 31, 1997                                       923             161            -            1,084
         December 31, 1998                                       817             163            -              980
         Proportional interest in
              equity affiliate's reserves(2)
                  December 31, 1996                              164               -           13              177
                  December 31, 1997                              142               -           14              156
                  December 31, 1998                               96               -          120              216



         (1)Includes 1 million barrels of oil and 3 billion cubic feet of natural gas held for sale at December 31, 1996, and 12 million barrels of oil and 57 billion cubic feet of natural gas held for sale at December 31, 1995 (see Note 10).

         (2)During 1998, the equity affiliate merged with a third party, which reduced the company's ownership interest in the affiliate. The company's proportionate interest reflects its ownership interest at the respective year-end (see Note 4).

         The following presents the company's barrel of oil equivalent proved developed and undeveloped reserves based on approximate relative heating value (6 MCF equals 1 barrel).



                                                           North             Other
(Millions of equivalent barrels)           Domestic         Sea          International             Total
--------------------------------           --------         ---          -------------             -----

December 31, 1996(1)                          499           244                107                   850
December 31, 1997                             515           226                147                   888
December 31, 1998                             472           261                165                   898

Proportional interest in
     equity affiliate's reserves(2)
         December 31, 1996                     51             -                  5                    56
         December 31, 1997                     52             -                  5                    57
         December 31, 1998                     31             -                 30                    61


         (1)Includes 2 million barrels of oil equivalent held for sale at December 31, 1996 (see Note 10).

         (2)During 1998, the equity affiliate  merged with a third party,  which
            reduced the  company's  ownership  interest in the  affiliate.   The
            company's proportionate interest reflects its ownership interest  at the respective year-end (see Note 4).


29.      Costs Incurred in Crude Oil and Natural Gas Activities

         Total expenditures, both capitalized and expensed, for crude oil and natural gas property acquisition, exploration and development activities for the three years ended December 31, 1998, are reflected in the following table:




                                                Property
                                             Acquisition       Exploration       Development
(Millions of dollars)                           Costs(1)           Costs(2)         Costs(3)

1998-
     Proprietary costs -
              Domestic                              $117              $136            $347
              North Sea                              423                38             311
              Other international                      5                75              29
                                                    ----              ----            ----
                  Total                             $545              $249            $687
                                                    ====              ====            ====

     Proportional interest in
         equity affiliate's costs -(4)
              Domestic                              $ 11              $  7            $ 16
              Other international                     30                10              15
                                                    ----              ----            ----
                  Total                             $ 41              $ 17            $ 31
                                                    ====              ====            ====

1997 -
     Proprietary costs -
              Domestic                              $ 70              $110            $360
              North Sea                                2                18             146
              Other international                      2                61              50
                                                    ----              ----            ----
                  Total                             $ 74              $189            $556
                                                    ====              ====            ====

     Proportional interest in
         equity affiliate's costs -(4)
              Domestic                              $  6              $  6            $ 25
              Other international                      -                 -               2
                                                    ----              ----            ----
                  Total                             $  6              $  6            $ 27
                                                    ====              ====            ====

1996 -
     Proprietary costs -
              Domestic                              $ 36              $ 90            $360
              North Sea                               94                54              72
              Other international                      1                29              50
                                                    ----              ----            ----
                  Total                             $131              $173            $482
                                                    ====              ====            ====


         (1)Includes $280 million, $11 million and $100 million applicable to purchases of reserves in place in 1998, 1997 and 1996, respectively.

         (2)Exploration costs include delay rentals, exploratory dry holes, dry hole and bottom hole contributions, geological and geophysical costs, costs of carrying and retaining properties and capital expenditures, such as costs of drilling and equipping successful exploratory wells.

         (3)Development costs include costs incurred to obtain access to proved reserves (surveying, clearing ground, building roads), to drill and equip development wells and to acquire, construct and install production facilities and improved recovery systems. Development costs also include costs of developmental dry holes.

         (4)During 1998, the equity affiliate merged with a third party, which reduced the company's ownership interest in the affiliate. The company's proportionate interest reflects its ownership interest at the respective year-end (see Note 4).


30.      Quarterly Financial Information (Unaudited)

         A summary of quarterly consolidated results for 1998 and 1997 is presented below. The combined results give effect to the merger between Kerr-McGee and Oryx using the pooling of interest method of accounting and the adjustments described in Note 24. In the periods in which there was a loss from continuing operations, the conversion of stock was not assumed since the loss per-share amount would not have been lower. Therefore, the quarterly per-share amounts may not add to the annual amounts. Refer to Management's Discussion and Analysis for information about special items.





                                            Pre-Merger               Merger
(Millions of dollars,                 -------------------         Adjustments/
except per share amounts)             Kerr-McGee     Oryx       Reclassifications       Total
-------------------------             ----------     ----       -----------------       -----

Sales -
         1998 Quarter Ended -
              March 31                 $  291       $  223         $   (7)             $  507
              June 30                     395          213             (7)                601
              September 30                360          194              2                 556
              December 31                 350          190             (4)                536
                                       ------       ------         ------              ------
                  Total                $1,396       $  820         $  (16)             $2,200
                                       ======       ======         =======             ======

         1997 Quarter Ended -
              March 31                 $  384       $  335         $    8              $  727
              June 30                     335          274              4                 613
              September 30                324          287              7                 618
              December 31                 345          301              1                 647
                                       ------       ------         ------              ------
                  Total                $1,388       $1,197         $   20              $2,605
                                       ======       ======         ======              ======

Operating Profit (Loss) -
         1998 Quarter Ended -
              March 31                 $   34       $   29         $   (8)             $   55
              June 30                      43           47            (17)                 73
              September 30                 31            9            (29)                 11
              December 31                (354)         (70)           (20)               (444)
                                       ------       ------         ------              ------
                  Total                $ (246)      $   15         $  (74)             $ (305)
                                       ======       ======         ======              ======

         1997 Quarter Ended -
              March 31                 $   83       $  141         $    -              $  224
              June 30                      54           78              4                 136
              September 30                 57           98              2                 157
              December 31                  62           91              6                 159
                                       ------       ------         ------              ------
                  Total                $  256       $  408         $   12              $  676
                                       ======       ======         ======              ======

Income (Loss) from
Continuing Operations -
         1998 Quarter Ended -
              March 31                 $   16       $    3         $   (3)             $   16
              June 30                      26           16            (10)                 32
              September 30                (23)         (43)            (2)                (68)
              December 31                (246)         (71)            (8)               (325)
                                       ------       ------         -------             ------
                  Total                $ (227)      $  (95)        $  (23)             $ (345)
                                       ======       ======         ======              ======

         1997 Quarter Ended -
              March 31                 $   58       $   66         $    4              $  128
              June 30                      37           23              4                  64
              September 30                 31           42              5                  78
              December 31                  35           41              5                  81
                                       ------       ------         ------              ------
                  Total                $  161       $  172         $   18              $  351
                                       ======       ======         ======              ======

Net Income (Loss) -
         1998 Quarter Ended -
              March 31                 $   24       $    3         $   (3)             $   24
              June 30                      77           16            (10)                 83
              September 30                195          (43)            (2)                150
              December 31                (246)         (71)            (8)               (325)
                                       ------       ------         ------              ------
                  Total                $   50       $  (95)        $  (23)             $  (68)
                                       ======       ======         ======              ======

         1997 Quarter Ended -
              March 31                 $   70       $   66         $    4              $  140
              June 30                      42           23              5                  70
              September 30                 37           42              4                  83
              December 31                  45           39              5                  89
                                       ------       ------         ------              ------
                  Total                $  194       $  170         $   18              $  382
                                       ======       ======         ======              ======

Diluted Income (Loss) from
     Continuing Operations per
     Common Share -
         1998 Quarter Ended -
              March 31                 $  .33       $  .02         $ (.17)             $  .18
              June 30                     .55          .15           (.34)                .36
              September 30               (.48)        (.40)           .11                (.77)
              December 31               (5.18)        (.67)          2.10               (3.75)
                                       ------       ------         ------              ------
                  Total                $(4.78)      $ (.90)        $ 1.70              $(3.98)
                                       ======       ======         ======              ======

         1997 Quarter Ended -
              March 31                 $ 1.21       $  .61         $ (.36)             $ 1.46
              June 30                     .76          .22           (.23)                .75
              September 30                .65          .40           (.16)                .89
              December 31                 .74          .39           (.21)                .92
                                       ------       ------         ------              ------
                  Total                $ 3.36       $ 1.62         $ (.96)             $ 4.02
                                       ======       ======         ======              ======

Diluted Net Income (Loss)
     per Common Share -
         1998 Quarter Ended -
              March 31                 $  .50       $  .02         $ (.25)             $  .27
              June 30                    1.62          .15           (.82)                .95
              September 30               4.09         (.40)         (1.96)               1.73
              December 31               (5.17)        (.67)          2.10               (3.74)
                                       ------       ------         -------             ------
                  Total                $ 1.06       $ (.90)        $ (.93)             $ (.78)
                                       ======       ======         ======              ======

         1997 Quarter Ended -
              March 31                 $ 1.45       $  .61         $ (.47)             $ 1.59
              June 30                     .87          .22           (.28)                .81
              September 30                .77          .40           (.22)                .95
              December 31                 .95          .37           (.29)               1.03
                                       ------       ------         -------             ------
                  Total                $ 4.04       $ 1.60         $(1.26)             $ 4.38
                                       ======       ======         ======              ======

         The company's common stock is listed for trading on the New York Stock Exchange and was held by approximately 35,000 stockholders of record at year-end 1998. The ranges of market prices and dividends declared during the last two years for Kerr-McGee Corporation common stock prior to the merger with Oryx are as follows:



                                                      Market Prices
                            -------------------------------------------------------------             Dividends
                                      1998                                 1997                       per Share
                            -------------------------            ------------------------        -----------------
                             High              Low                High            Low            1998         1997
                            -------           -------            --------        --------        ----         ----

Quarter Ended -
     March 31               73 3/16           55 7/8             75              61 7/8          $.45         $.45
     June 30                70 1/4            56 5/8             67 1/4          55 1/2           .45          .45
     September 30           60 1/2            38                 69 15/16        59 13/16         .45          .45
     December 31            47 9/16           36 3/16            71 1/2          60 1/8           .45          .45






Five-Year Financial Summary

(Millions of dollars, except per-share amounts)                 1998        1997       1996        1995       1994
----------------------------------------------                ----------------------------------------------------

Summary of Net Income (Loss)
Sales                                                         $2,200      $2,605     $2,740      $2,419    $ 2,359
                                                              ----------------------------------------------------
Costs and operating expenses                                   2,606       2,011      2,122       2,305      2,185
Interest and debt expense                                        157         141        145         193        211
                                                              ----------------------------------------------------
         Total costs and expenses                              2,763       2,152      2,267       2,498      2,396
                                                              ----------------------------------------------------
                                                                (563)        453        473         (79)       (37)
Other income                                                      43          82        110         147         15
Provision (benefit) for income taxes                            (175)        184        225         (42)         9
                                                              ----------------------------------------------------
Income (loss) from continuing operations                        (345)        351        358         110        (31)
Income from discontinued operations                              277          33         56          27         55
Extraordinary charge, net of taxes                                 -          (2)         -         (23)       (12)
Cumulative effect on prior years of
     change in accounting principle                                -           -          -           -       (948)
                                                              ----------------------------------------------------
Net income (loss)                                             $ (68)      $  382     $  414      $  114    $  (936)
                                                              ====================================================

Common Stock Information, per Share
Diluted net income (loss) -
     Continuing operations                                    $(3.98)     $ 4.02     $ 4.05      $ 1.23    $  (.36)
     Discontinued operations                                    3.20         .38        .63         .30        .63
     Extraordinary charge                                          -        (.02)         -        (.26)      (.14)
     Cumulative effect of change in
         accounting principle                                      -           -          -           -     (10.82)
                                                              -----------------------------------------------------
                  Net income (loss)                           $(.78)      $ 4.38     $ 4.68      $ 1.27    $(10.69)
                                                              ====================================================

Dividends declared (1)                                        $ 1.80      $ 1.80     $ 1.64      $ 1.55    $  1.52
Stockholders' equity                                           15.58       17.88      14.59       12.47      12.33
Market high for the year (1)                                   73.19       75.00      74.13       64.00      51.00
Market low for the year (1)                                    36.19       55.50      55.75       44.00      40.00
Market price at year-end (1)                                  $38.25      $63.31     $72.00      $63.50    $ 46.25
Shares outstanding at year-end (thousands)                    86,367      86,794     87,032      89,613     90,143

Balance Sheet Information
Working capital                                               $ (173)     $    -     $  161      $ (106)   $  (254)
Property, plant and equipment - net                            4,153       3,919      3,693       3,807      4,497
Total assets                                                   5,451       5,339      5,194       5,006      5,918
Long-term debt                                                 1,978       1,736      1,809       1,683      2,219
Total debt                                                     2,250       1,766      1,849       1,938      2,704
Net debt (total debt less cash)                                2,129       1,574      1,719       1,831      2,612
Stockholders' equity                                           1,346       1,558      1,279       1,124      1,112

Cash Flow Information
Net cash provided by operating activities                        385       1,097      1,169         728        678
Cash capital expenditures                                        981         836        875         745        611
Dividends paid                                                    86          85         83          79         79
Treasury stock purchased (1)                                  $   25      $   60     $  195      $   45    $     -

Ratios and Percentage
Current ratio                                                     .8         1.0        1.2          .9         .8
Average price/earnings ratio                                      NM        14.9       13.9        42.5         NM
Net debt to total capitalization                                  61%         50%        57%         62%        70%

Employees
Total wages and benefits                                      $  359      $  367     $  367      $  402    $   422
Number of employees at year-end                                4,400       4,792      4,827       5,176      6,724


(1) Represents Kerr-McGee Corporation amounts prior to merger with Oryx.




Five-Year Operating Summary
                                                                1998        1997       1996        1995       1994
                                                              ----------------------------------------------------
Exploration and Production
     Net proprietary production of crude
     oil and condensate -
     (thousands of barrels per day)
         Domestic                                               66.2        70.6       73.8        74.8       73.4
         North Sea                                              87.4        83.3       86.5        91.9       88.7
         Other international                                    18.4        18.1       16.8        17.4       26.4
                                                              ----------------------------------------------------
              Total                                            172.0       172.0      177.1       184.1      188.5
                                                              ====================================================

Average price of crude oil sold (per barrel) -
         Domestic                                             $12.73      $18.34     $19.45      $15.73     $14.25
         North Sea                                             12.93       18.93      19.60       16.56      15.33
         Other international                                    9.90       15.36      15.85       14.70      14.58
              Average                                         $12.52      $18.32     $19.18      $16.05     $14.80
Proprietary natural gas sales
     (MMCF per day)                                              584         685        781         809        872
Average price of natural gas
     sold (per MCF)                                           $ 2.12      $ 2.43     $ 2.10      $ 1.63     $ 1.82

Net exploratory wells drilled -
         Productive                                             4.40        7.65       6.91        4.71      11.61
         Dry                                                   14.42        7.42       5.52       11.16      13.47
                                                              ----------------------------------------------------
              Total                                            18.82       15.07      12.43       15.87      25.08
                                                              ====================================================

Net development wells drilled -
         Productive                                            62.30       95.78     143.33      135.86      69.27
         Dry                                                    9.00        7.00      13.04       11.95       9.63
                                                              ----------------------------------------------------
              Total                                            71.30      102.78     156.37      147.81      78.90
                                                              ====================================================

Undeveloped net acreage (thousands) -
         Domestic                                              1,487       1,353      1,099       1,280      1,415
         North Sea                                               908         523        560         570        629
         Other international                                  14,716      14,630      4,556       4,031      7,494
                                                              ----------------------------------------------------
              Total                                           17,111      16,506      6,215       5,881      9,538
                                                              ====================================================

Developed net acreage (thousands) -
         Domestic                                                810         830        871       1,190      1,270
         North Sea                                               115          70         79          58         68
         Other international                                     612         201        198         207      1,015
                                                              ----------------------------------------------------
         Total                                                 1,537       1,101      1,148       1,455      2,353
                                                              ====================================================

Estimated proved reserves (1)
     (millions of equivalent barrels)                            898         888        850         864      1,059

Chemicals
      Industrial and specialty chemical sales
        (thousands of metric tons)                               481         443        405         404        346



(1) Does not include proportionate interest in equity affiliate's reserves.